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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    QLT INC.

                             ASPEN ACQUISITION CORP.

                                       AND

                            ATRIX LABORATORIES, INC.

                            DATED AS OF JUNE 14, 2004


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                                TABLE OF CONTENTS

ARTICLE 1. The Merger 1

      Section 1.1      The Merger..............................................1
      Section 1.2      Closing.................................................1
      Section 1.3      Effect of the Merger....................................2
      Section 1.4      Certificate of Incorporation; Bylaws....................2
      Section 1.5      Directors and Officers of the Surviving Corporation.....2
      Section 1.6      Second Step Merger......................................2

ARTICLE 2. Conversion of Securities; Exchange of Certificates..................2

      Section 2.1      Conversion of Securities................................2
      Section 2.2      Exchange of Certificates................................6
      Section 2.3      Stock Transfer Books....................................9
      Section 2.4      Stock Options...........................................9
      Section 2.5      Warrant................................................10

ARTICLE 3. Representations and Warranties of the Company......................10

      Section 3.1      Organization, Standing and Corporate Power.............10
      Section 3.2      Subsidiaries...........................................10
      Section 3.3      Capital Structure......................................11
      Section 3.4      Authority; Noncontravention............................13
      Section 3.5      Company SEC Filings....................................14
      Section 3.6      Absence of Certain Changes or Events...................16
      Section 3.7      Litigation.............................................16
      Section 3.8      Contracts..............................................17
      Section 3.9      Compliance with Laws; Permits..........................18
      Section 3.10     Employee Benefit Plans.................................18
      Section 3.11     Labor and Other Employment Matters.....................21
      Section 3.12     Taxes..................................................22
      Section 3.13     Environmental Matters..................................24
      Section 3.14     Title to Properties....................................25
      Section 3.15     Intellectual Property..................................26
      Section 3.16     Development, Distribution, Marketing, Supply
                       and Manufacturing Agreements...........................28
      Section 3.17     Regulatory Compliance..................................28
      Section 3.18     Corporate Governance Matters...........................31
      Section 3.19     Insurance..............................................32
      Section 3.20     Voting Requirements....................................32
      Section 3.21     State Takeover Statutes; Self-Dealing..................33
      Section 3.22     Brokers; Advisory Fees.................................33
      Section 3.23     Opinion of Financial Advisor...........................33
      Section 3.24     Company Rights Plan....................................33

ARTICLE 4. Representations and Warranties of Parent and Merger Sub............33

      Section 4.1      Organization, Standing and Corporate Power.............33
      Section 4.2      Subsidiaries...........................................34



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      Section 4.3      Capital Structure......................................34
      Section 4.4      Authority; Noncontravention............................36
      Section 4.5      Parent SEC Filings.....................................38
      Section 4.6      Absence of Certain Changes or Events...................39
      Section 4.7      Litigation.............................................39
      Section 4.8      Contracts..............................................40
      Section 4.9      Compliance with Laws; Permits..........................40
      Section 4.10     Intellectual Property..................................41
      Section 4.11     Taxes..................................................41
      Section 4.12     Regulatory Compliance..................................42
      Section 4.13     Corporate Governance Matters...........................43
      Section 4.14     Interim Operations of Merger Sub.......................44
      Section 4.15     Parent Shareholder Approval............................44
      Section 4.16     Brokers................................................44
      Section 4.17     Opinion of Financial Advisor...........................45
      Section 4.18     Sufficient Funds.......................................45

ARTICLE 5. Covenants  45

      Section 5.1      Conduct of Business by the Company.....................45
      Section 5.2      Conduct of Business by Parent Pending the Closing......50
      Section 5.3      Tax-Free Reorganization Treatment......................51
      Section 5.4      Control of Other Party's Business......................52

ARTICLE 6. Additional Agreements..............................................52

      Section 6.1      Registration Statement; Proxy Statement................52
      Section 6.2      Shareholders' Meetings.................................54
      Section 6.3      Access to Information; Parent Takeover Proposal;
                       Confidentiality........................................55
      Section 6.4      No Solicitation of Transactions........................56
      Section 6.5      Appropriate Action; Consents; Filings..................58
      Section 6.6      Certain Notices........................................60
      Section 6.7      Public Announcements...................................61
      Section 6.8      Nasdaq and Toronto Stock Exchange Listings.............61
      Section 6.9      Indemnification of Directors and Officers..............61
      Section 6.10     Plan of Reorganization.................................63
      Section 6.11     Affiliate Letters......................................63
      Section 6.12     Section 16 Matters.....................................63
      Section 6.13     Stock Award Matters....................................63
      Section 6.14     Company ESPP...........................................64
      Section 6.15     Board of Directors of Parent; Vice Chairman............64
      Section 6.16     Benefit Matters........................................64

ARTICLE 7. Closing Conditions.................................................66

      Section 7.1      Conditions to Each Party's Obligation to
                       Effect the Merger......................................66
      Section 7.2      Conditions to Obligations of Parent and Merger Sub.....67
      Section 7.3      Conditions to Obligation of the Company................68


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ARTICLE 8. Termination, Amendment and Waiver..................................69

      Section 8.1      Termination............................................69
      Section 8.2      Effect of Termination..................................70
      Section 8.3      Amendment..............................................72
      Section 8.4      Waiver.................................................72
      Section 8.5      Fees and Expenses......................................72

ARTICLE 9. General Provisions.................................................72

      Section 9.1      Non-Survival of Representations and Warranties.........72
      Section 9.2      Notices................................................73
      Section 9.3      Certain Definitions....................................74
      Section 9.4      Terms Defined Elsewhere................................79
      Section 9.5      Interpretation.........................................81
      Section 9.6      Severability...........................................82
      Section 9.7      Entire Agreement.......................................82
      Section 9.8      Assignment.............................................82
      Section 9.9      Parties in Interest....................................82
      Section 9.10     Mutual Drafting........................................82
      Section 9.11     Governing Law..........................................82
      Section 9.12     Enforcement............................................82
      Section 9.13     Disclosure.............................................83
      Section 9.14     Counterparts...........................................83


Exhibit 6.11                     Form of Affiliate Letter

Exhibit 7.2(c)(i)                Parent Tax Matters Certificate

Exhibit 7.2(c)(ii)               Company Tax Matters Certificate



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      AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2004 (this
"Agreement"), by and among QLT Inc., a company incorporated under the laws of the Province of British Columbia ("Parent"), Aspen Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Atrix Laboratories, Inc., a Delaware corporation (the "Company").

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "First Step Merger" or the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is advisable, the Board of Directors of Parent has determined that the Merger is in the best interest of its shareholders, the Board of Directors of the Company has determined that the Merger is in the best interests of its stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

      WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the First Step Merger and the Second Step Merger shall be treated as a single integrated transaction (together, the "Transaction") and shall qualify as a "reorganization" under Sections 367 and 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation").

      Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place on the first Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant



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provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

      Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4 Certificate of Incorporation; Bylaws.

      (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable Law, except that Article 1 thereof shall be amended to read as follows: "The name of the Corporation is Atrix Laboratories, Inc."

      (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

      Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The President and Chief Executive Officer of Parent immediately prior to the Effective Time shall be the initial President and Chief Executive Officer of the Surviving Corporation, and the officers of the Company other than the Chairman of the Board and Chief Executive Officer shall be the other initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      Section 1.6 Second Step Merger. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge into a Delaware corporation (the "Second Merger Sub") that is a wholly owned subsidiary of Parent (the "Second Step Merger"). There shall be no conditions to the completion of the Second Step Merger other than the completion of the Merger.

                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any of the following securities:

      (a) Conversion Generally.



                                       2

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             (i) Each share of common stock, par value $0.001 per share, of the
Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, including shares of Company Common Stock resulting from the conversion of any Series A Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company ("Series A Convertible Preferred Stock") immediately prior to consummation of the Merger (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and Appraisal Shares referred to in Section 2.1(e) ("Excluded Common Shares")), shall be converted, subject to Section 2.2(e), into the right to receive: (A) 1.0000 (the "Exchange Ratio") common share, no par value per share ("Parent Common Shares"), of Parent (the "Common Share Consideration") and (B) $14.61 in cash (the "Common Cash Consideration," and together with the Common Share Consideration, the "Common Merger Consideration").

             (ii) Each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Convertible Preferred Stock to be canceled pursuant to Section 2.1(b) and Appraisal Shares referred to in Section 2.1(e) ("Excluded Preferred Shares" and, together with the Excluded Common Shares, "Excluded Shares")), excluding shares of Series A Convertible Preferred Stock converted prior to consummation of the Merger, shall be converted, subject to Section 2.2(e), into the right to receive: (A) a number of Parent Common Shares (the "Preferred Share Consideration"), determined to seven decimal places, equal to the product of the number of shares of Company Common Stock into which such share of Series A Convertible Preferred Stock is convertible immediately prior to the Effective Time (the "Conversion Number") and the Exchange Ratio (the "Preferred Exchange Ratio") and (B) an amount of cash, determined to seven decimal places (the "Preferred Cash Consideration" and, together with the Preferred Share Consideration, the "Preferred Merger Consideration"), equal to the product of the Conversion Number and the Common Cash Consideration.

             (iii) All such shares of Company Common Stock and Series A Convertible Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") previously representing any such shares shall thereafter represent only the right to receive the Common Merger Consideration or the Preferred Merger Consideration (collectively, the "Merger Consideration"), as the case may be, payable in respect of such shares of Company Common Stock or Series A Convertible Preferred Stock, as the case may be, and the right, if any, to receive cash in lieu of fractional Parent Common Shares pursuant to Section 2.2(e) and any distributions or dividends pursuant to
Section 2.2(c).

      (b) Cancellation of Shares. Each share of Company Common Stock or Series A Convertible Preferred Stock, if any, either (i) owned by Parent or any of its Subsidiaries, (ii) held in the Company treasury or (iii) owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

      (c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


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      (d) Change in Shares. If, between the date of this Agreement and the
Effective Time, the outstanding Parent Common Shares, shares of Company Common Stock or shares of Series A Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio, the Preferred Exchange Ratio and the Option Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Series A Convertible Preferred Stock and Company Options the same economic effect as contemplated by this Agreement prior to such event.

      (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time and held by a Company stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL (the "Appraisal Shares"), shall not be converted into a right to receive the Merger Consideration as provided in Section 2.1(a), until such time as such stockholder fails to perfect or withdraws or otherwise loses such stockholder's right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder's right to appraisal, such shares of Company Common Stock or Series A Convertible Preferred Stock, as the case may be, shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in
Section 2.1(a). The Company shall give Parent prompt notice of any demands received by the Company pursuant to the DGCL for appraisal of shares of Company Common Stock or Series A Convertible Preferred Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Appraisal Shares without the written consent of Parent.

      (f) Adjustments to Preserve Tax Treatment.

          (i) If the amount obtained by dividing (x) the Aggregate Parent Share Value by (y) the Closing Transaction Value is less than 0.4500, the following shall occur:

              (A) The Exchange Ratio shall be adjusted to a number, rounded to the nearest fourth decimal place, equal to (x) the product of 0.4500 and the Closing Transaction Value, divided by (y) the product of the Aggregate Company Share Number and the Closing Parent Share Price.

              (B) The Common Cash Consideration shall be adjusted to an amount, rounded to the nearest cent, equal to the quotient obtained by dividing (x) the amount obtained by subtracting the Aggregate Appraisal Value from the product of
0.5500 and the Closing Transaction Value, by (y) the Aggregate Company Share Number.

          (ii) In the event that the Exchange Ratio and the Common Cash Consideration are adjusted as provided for in this Section 2.1(f), all references in this Agreement (including, for the avoidance of doubt, references in Section 2.1(a)(ii)) to the "Exchange Ratio" and the "Common Cash Consideration" shall refer to the Exchange Ratio and the Common Cash Consideration as adjusted in this Section 2.1(f) except as may be otherwise specified herein.



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          (iii) For purposes of this Section 2.1(f), the following terms shall have the following meanings:

                (A) "Aggregate Appraisal Value" means the product of (x) the aggregate number of Appraisal Shares determined at Closing, and (y) the sum of
(1) the Common Cash Consideration (before any adjustment pursuant to Section 2.1(f)) and (2) the product of the Exchange Ratio (before any adjustment pursuant to Section 2.1(f)) and the Closing Parent Share Price.

                (B) "Aggregate Cash Amount" means the product of (x) the Common Cash Consideration (before any adjustment pursuant to Section 2.1(f)) and (y) the Aggregate Company Share Number.

                (C) "Aggregate Company Share Number" means the number obtained by subtracting (x) the aggregate number of shares of Company Common Stock to be cancelled in the Merger pursuant to Section 2.1(b) and (y) the aggregate number of Appraisal Shares determined at Closing, from (z) the aggregate number of shares of Company Common Stock outstanding on the Closing Date (assuming exercise of the Warrant, if it is exercised prior to the Effective Time, and exercise of any stock options, if such options are exercised prior to the Effective Time).

                (D) "Aggregate Parent Share Number" means the product of (x) the Exchange Ratio (before any adjustment pursuant to Section 2.1(f)) and (y) the Aggregate Company Share Number.

                (E) "Aggregate Parent Share Value" means the product of (x) the Aggregate Parent Share Number (before any adjustment pursuant to Section 2.1(f)) and (y) the Closing Parent Share Price.

                (F) "Closing Parent Share Price" means the mean between the high and low selling prices, regular way, of a Parent Common Share on The Nasdaq Stock Market on the date of the Effective Time, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties).

                (G) "Closing Transaction Value" means the sum of (x) the Aggregate Cash Amount, (y) the Aggregate Parent Share Value and (z) the Aggregate Appraisal Value.

          (iv) For purposes of this Section 2.1(f), all shares of Series A Convertible Preferred Stock that are outstanding at Closing shall be deemed to have been converted into Company Common Stock immediately prior to Closing in accordance with their terms.

      (g) Associated Rights. References in this Agreement to Parent Common Shares shall include, unless the context requires otherwise, the associated rights ("Parent Rights") issued pursuant to the Amended and Restated Shareholder Rights Plan Agreement, as amended and restated, dated as of April 8, 2002, between Parent and Computershare Trust Company of Canada, as Rights Agent (the "Parent Rights Plan"). References in this Agreement

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to Company Common Stock shall include, unless the context requires otherwise, the Company Rights (defined in Section 3.3(a) below).

      Section 2.2 Exchange of Certificates.

      (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company of Canada or another bank or trust company designated by Parent and satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and Series A Convertible Preferred Stock, for exchange, in accordance with this Article 2, through the Exchange Agent, sufficient cash and certificates representing Parent Common Shares to make all deliveries pursuant to this Article 2. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent to the Exchange Agent on or prior to the Effective Time, deliver to the holders of shares of Company Common Stock and Series A Convertible Preferred Stock (other than holders of Excluded Shares) the Merger Consideration contemplated to be paid for shares of Company Common Stock and Series A Convertible Preferred Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Shares deposited with the Exchange Agent shall be referred to as the "Exchange Fund."

      (b) Exchange Procedures. Promptly (and in any event, within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series A Convertible Preferred Stock (other than holders of Excluded Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) customary instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares represented by such Certificates, any cash in lieu of fractional Parent Common Shares pursuant to Section 2.2(e) and any distributions or dividends pursuant to Section 2.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares represented by such Certificate, any cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Cash Consideration, cash in lieu of fractional shares or any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Series A Convertible Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock or Series A Convertible Preferred Stock together with any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof may be paid to a transferee if the Certificate representing such shares of Company Common Stock or

Series A Convertible Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock or Series A Convertible Preferred Stock represented by such Certificate, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c).

      (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made with respect to Parent Common Shares, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole Parent Common Shares issuable in exchange therefor, without interest, (i) the amount of any cash due pursuant to Section
2.1 and cash payable in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole Parent Common Shares.

      (d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock or Series A Convertible Preferred Stock in accordance with the terms hereof (including any dividends or distributions pursuant to Section 2.2(c) or cash in lieu of fractional shares pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock or Series A Convertible Preferred Stock, as the case may be.

      (e) Fractional Shares. No fraction of a Parent Common Share will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. In lieu thereof, each holder of shares of Company Common Stock or Series A Convertible Preferred Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares to be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of
(i) such fraction, multiplied by (ii) the volume weighted average price, regular way, on The Nasdaq Stock Market, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties) of the Parent Common Shares for the five (5) most recent trading days ending on the full trading day immediately prior to the Effective Time (the "Parent Closing Price").

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock and Series A Convertible Preferred Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock or Series A Convertible Preferred Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock or Series A Convertible Preferred Stock, as the case may be, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Shares to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

      (g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock or Series A Convertible Preferred Stock for any such Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Series A Convertible Preferred Stock represented by such Certificate, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

      (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Series A Convertible Preferred Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, Parent shall, or shall cause the Exchange Agent to, provide the applicable holder of Company Common Stock or Series A Convertible Preferred Stock with notice of the reason for withholding such amounts and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock Series A Convertible Preferred Stock, as the case may be, in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

      (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

      Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Series A Convertible Preferred Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock or Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Series A Convertible Preferred Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented for any reason to the Exchange Agent or Parent shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock or Series A Convertible Preferred Stock represented by such Certificates, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), without any interest thereon.

      Section 2.4 Stock Options.

      (a) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each Company Option then outstanding under any Company Stock Option Plan shall become vested and exercisable with respect to one hundred percent (100%) of the shares of Company Common Stock subject to each such Company Option; provided that the holder of such Company Option renders continuous service to the Company as an employee, consultant or member of the Board of Directors of the Company from the date hereof until at least immediately prior to the Effective Time. At the Effective Time, each Company Option then outstanding under any Company Stock Option Plan, whether or not then exercisable, shall be assumed and become an option to purchase Parent Common Shares in accordance with this Section 2.4. Each Company Option so assumed shall continue to have, and be subject to, the same terms and conditions (including vesting schedule, as adjusted pursuant to the first sentence of this Section 2.4(a)) as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole Parent Common Shares equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing the Common Cash Consideration by the Parent Closing Price (such sum, the "Option Exchange Ratio"), rounded down to the nearest whole number of Parent Common Shares, and (ii) the per share exercise price for the Parent Common Shares issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of any Company Options which are "incentive stock options," within the meaning of Section 422 of the Code, into options to purchase Parent Common Shares shall be made so as not to constitute a "modification" of such Company Options within the meaning of
Section 424 of the Code. Following the assumption of the Company Options, all references to the Company in the Company Options and the Company Stock Option Plans shall be deemed to refer to Parent.

      (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Option an appropriate notice setting forth such holder's rights pursuant thereto and that such Company Option shall continue in effect on the same terms and conditions (subject to the adjustments, amendments and other terms required by this Section 2.4 and Section 6.16(e), as applicable, after giving effect to the Merger).

      Section 2.5 Warrant. If outstanding immediately prior to the Effective Time, at the Effective Time the Warrant shall cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted into a warrant to purchase Parent Common Shares in accordance with its terms.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates, and subject to Section 9.13 (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

      Section 3.1 Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as now being conducted. Section 3.1 of the Company Disclosure Schedule contains a true and complete list of each jurisdiction where the Company is qualified to do business. Each of the Company and its Subsidiaries has corporate or equivalent qualification to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of its Certificate of Incorporation (the "Company Certificate of Incorporation") and Bylaws (the "Company Bylaws"), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to date. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof (if available)) of all meetings of the stockholders of the Company and each of the Company's Subsidiaries, the Board of Directors of the Company and each of the Company's Subsidiaries and the committees of each of such Board of Directors, in each case held at any time during the five years prior to the date of this Agreement.

      Section 3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction under which laws it was organized and, as of the date hereof, each jurisdiction in which such Subsidiary has corporate or equivalent qualification to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except with respect to (a) the securities of non-Affiliates held for investment purposes which do not constitute more than a 2% interest in any such non-Affiliate or (b) the capital stock of, or voting securities or equity interests in, its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

      Section 3.3 Capital Structure.

      (a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (of which 200,000 shares have been designated Series A Preferred Stock ("Series A Preferred Stock") and 20,000 shares have been designated Series A Convertible Preferred Stock (collectively with the Series A Preferred Stock, the "Company Preferred Stock")). At the close of business on June 11, 2004:

            (i) 21,077,288 shares of Company Common Stock were issued and outstanding;

            (ii) an additional 866,800 shares of Company Common Stock were held by the Company in its treasury;

            (iii) 858,707 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Option Plans, and 3,388,825 shares of Company Common Stock were subject to outstanding Company Options;

            (iv) 200,000 shares of Series A Preferred Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of November 16, 2001, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Plan");

            (v) 15,291 shares of Series A Convertible Preferred Stock were issued and outstanding, which were convertible by their terms into 816,480 shares of Company Common Stock, and no shares of preferred stock of the Company were held by the Company as treasury shares; and

            (vi) a warrant to acquire 1,000,000 shares of Company Common Stock from the Company pursuant to the warrant agreement set forth on Section 3.3(a) of the Company Disclosure Schedule, of which a complete and accurate copy was previously made available or delivered to Parent (the "Warrant"), was issued and outstanding.

      Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list, as of June 11, 2004, of all outstanding Company Options and all outstanding Company Stock-Based Awards, granted under the Company Stock Option Plans or otherwise, and all outstanding warrants to purchase shares of Company Common Stock, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof.

      (b) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Preferred Stock, Company Options, Company Stock-Based Awards or the Warrant will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      (c) Except as set forth above in Section 3.3(a), as of the close of business on June 11, 2004:

            (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company; and

            (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

      (d) As of the date hereof, there are no outstanding:

            (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company;

            (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company; or

            (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

      There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan or guarantees to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any of the Company's Subsidiaries or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any of its wholly-owned Subsidiaries and other than loans or guarantees made in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries.

      (e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, or (iii) granting any preemptive, right of first refusal or antidilutive right with respect to, any Company Common Stock or Company Preferred Stock or any capital stock of, or other securities in, any of the Company's Subsidiaries.

      Section 3.4 Authority; Noncontravention.

      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions to be entered into by the Company contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement,
(iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at the Company Stockholders' Meeting and (iv) recommending that the stockholders of the Company adopt this Agreement and approve the Merger, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

      (b) The execution and delivery of this Agreement do not, and (assuming receipt of the Company Stockholder Approval) the consummation of the Merger and the other transactions to be entered into by the Company contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or alter the rights or obligations of any party under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets or the rules and regulations of any stock exchange or regulatory organization applicable to the Company or its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and subject to, in the case of clauses (ii) and
(iii), the governmental filings, the obtaining of the Company Stockholder Approval and the other matters referred to in Section 3.4(c).

      (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement by the Company, except for:

            (i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law;

            (ii) the filing with the United States Securities and Exchange Commission (the "SEC") of (A) the Joint Proxy/Prospectus to be included in the Registration Statement and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

            (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business;

            (iv) filings with Governmental Entities to satisfy applicable requirements of Canadian securities Laws and Blue Sky Laws;

            (v) any filings required under the rules and regulations of Nasdaq; and

            (vi) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.5 Company SEC Filings.

      (a) The Company has since January 1, 2002 timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company (the "Company SEC Filings"). As of their respective filing dates, or if amended, the date of such amendment, the Company SEC Filings complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Filings. None of the Company SEC Filings, as of their respective filing dates, or, if amended, the dates of such amendment, if any, filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except to the extent that information contained in any Company SEC Filing has been revised, amended, supplemented or superseded by a later-filed Company SEC Filing, to the Knowledge of the Company, none of the Company SEC Filings contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (b) The financial statements (including the related notes) of the Company included in the Company SEC Filings complied at the time they were filed, or if amended, the date of such amendment, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 included in the Company's Form 10-K for the year ended December 31, 2003, including the notes thereto (the "Company Form 10-K"), or in the financial statements included in any Company SEC Filing filed prior to the date hereof with the SEC after filing the Company Form 10-K, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003, (ii) liabilities and obligations incurred in connection with this Agreement and the Company's performance of its obligations hereunder, and (iii) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Subsidiaries of the Company are, or have at any time since January 1, 2002 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      (d) No "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Company Form 10-K has been amended or modified, except for such amendments or modifications that have been filed as an exhibit to a subsequently dated Company SEC Filing or are not currently required to be filed with the SEC.

      Section 3.6 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as permitted pursuant to Section 5.1, since December 31, 2003, except as disclosed in the Filed Company SEC Filings, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and there has not been any Material Adverse Effect on the Company, and from such date to the date hereof there has not been:

      (a) any material change by the Company or by any of its Subsidiaries in its accounting methods not required pursuant to GAAP;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's or any of its Subsidiaries' capital stock;

      (c) any split, combination or reclassification of the Company's or any of its Subsidiaries' capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

      (d) any revaluation by the Company or any of its Subsidiaries of any of their assets having a Material Adverse Effect on the Company; or

      (e) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

      Section 3.7 Litigation. Except as and to the extent disclosed in the Filed Company SEC Filings, there is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, any demand, investigation, audit, inquiry, hearing, review or other similar action brought by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company. There is no suit, claim, action, proceeding, enforcement action or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety of, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

      Section 3.8 Contracts.

      (a) Except as filed as exhibits to the Filed Company SEC Filings or as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date hereof:

            (i) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

            (ii) which:

            (A) involves, or is reasonably expected to involve, aggregate receipts or expenditures in excess of $1,000,000 in the aggregate or $300,000 per annum and is not cancelable by the Company within one year without penalty;

            (B) purports to impose any non-compete or exclusivity provisions in the Designated Territory with respect to, or otherwise purports to restrict in any material respect the development, marketing or distribution of or the conduct of the Company's, its Subsidiaries' or its Affiliates' business with respect to, drug delivery technology, marketed products or products in human clinical trials, except for Contracts listed under Section 3.8(a)(ii)(E);

            (C) relates to the registration of securities;

            (D) is with an Affiliate of the Company (other than any Subsidiary of the Company), excluding any Company Benefit Agreements;

            (E) relates in a material manner to the research, development, distribution, sale, supply, license, marketing, manufacturing or commercialization of Company Products & Technology, provides an exclusive license to a third party relating to Intellectual Property Rights of the Company, or is the in-license of material Intellectual Property relating to Company Products & Technology other than pre-clinical trial agreements, clinical trial agreements and service agreements entered into in the ordinary course of business consistent with past practice;

            (F) would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

            (G) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

      Each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound of the type described in clauses (i) and (ii) above is referred to herein as a "Company Material Contract." The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof.

      (b) Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, except, insofar as this representation is made as of the Closing Date, as would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge, that such third party intends to terminate, not renew, or challenge the validity or enforceability of any Company Material Contract, except for such terminations, non-renewals or challenges as would not be reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.

      Section 3.9 Compliance with Laws; Permits. Each of the Company and its Subsidiaries is in compliance with all Laws and rules and regulations of any stock exchange or regulatory organization applicable to it, its properties or other assets or its business or operation except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in full force and effect all approvals, authorizations, certificates, filings, consents, clearances, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, "Permits"), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The consummation of the Merger, in and of itself, will not cause the revocation, limitation, suspension or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.10 Employee Benefit Plans.

      (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any of its Subsidiaries, which are as of the date hereof, or with respect to any plan intended to be qualified under Section 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). Neither the Company nor, to the Knowledge of the Company, any other Person or entity has any express commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or as otherwise contemplated by this Agreement. With respect to each Company Benefit Plan, the Company has delivered to Parent true and complete copies of (i) each Company Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all material amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, provided by any plan provider or to employees generally, (iii) the most recent annual reports (Form 5500 series) filed with the United States Internal Revenue Service (the "IRS") or United States Department of Labor (the "DOL") with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, if any, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, if any, and (vii) all filings made with any Governmental Entity since January 1, 2001, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

      (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company's SEC filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any Material Adverse Effect (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

      (c) (i) Each Company Benefit Plan that is intended to qualify under
Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status, taking into account the provisions of the legislation collectively referred to as GATT, or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (ii) to the Knowledge of the Company there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company, (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than benefits payable under the terms of such Company Benefit Plan and liability for ordinary administrative expenses typically incurred in a termination event), (iv) no suit, administrative proceeding, action or other litigation, including any audit or inquiry by the IRS or DOL (other than routine benefit claims), has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, (v) neither the Company nor any ERISA Affiliate has any liability under ERISA
Section 502(i), and (vi) all Tax, annual reporting and other governmental filings required by ERISA and the Code with respect to each Company Benefit Plan have been timely filed in all material respects with the appropriate Governmental Entity and all notices and disclosures have been timely provided in all material respects to participants.

      (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan") or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or
Section 412(n) of the Code.

      (e) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any other related agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in Treasury Regulation
Section 1.280G-1) under any Company Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

      (f) Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

      (g) With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the Laws of any jurisdiction outside of the United States ("Foreign Plans"): (i) the Foreign Plans have been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (iii) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plans.

      (h) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury or the DOL.

      Section 3.11 Labor and Other Employment Matters.

      (a) To the Knowledge of the Company, each of the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). None of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by the Company or any of its Subsidiaries, and, as of the date hereof, no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. As of the date hereof, there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect on the Company. No labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or any of its Subsidiaries or, as of the date hereof, has applied to represent such employees or is attempting to organize so as to represent such employees. None of the Company, any of the Company's Subsidiaries or their respective employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state or foreign agency pending or, to the Knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Knowledge of the

Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee at the level of director or above of the Company or any of its Subsidiaries has given written notice terminating his or her employment with the Company or any of its Subsidiaries.

      (b) The Company has identified in Section 3.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of:

            (i) (A) all severance and employment agreements with directors, officers or employees of the Company or any of its Subsidiaries in effect as of the date hereof, and (B) all consulting agreements in effect as of the date hereof to which the Company or any of its Subsidiaries is a party that (1) require a payment by the Company or a Subsidiary upon termination of such agreement prior to the end of its current term, or (2) are not terminable with or without cause within six months;

            (ii) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees in effect as of the date hereof; and

            (iii) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions in effect as of the date hereof (all agreements and arrangements in clauses (i) through (iii), the "Company Benefit Agreements").

None of the execution and delivery of this Agreement or any other related agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits. As of the date hereof, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor to the Knowledge of the Company has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

      (c) The Company has provided Parent a list identifying as of the date hereof all full-time and part-time employees of the Company and its Subsidiaries and the employees' respective positions therewith.

      Section 3.12 Taxes.

      (a) The Company and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns that it was required to file. All such Tax Returns are true and complete in all material respects. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Returns) have been paid. Neither the Company nor any of the Company's Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the financial statements contained in the most recent Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

      (c) No deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been claimed in writing, proposed or assessed by a Tax authority. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of material Taxes of any of the Company or its Subsidiaries. There are no matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any of the Company or its Subsidiaries. No issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur with a Material Adverse Effect on Taxes in a later taxable period. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 1997, 1998, 1999, 2000, 2001, 2002 and promptly upon their availability, 2003, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessors since December 31, 1999, with respect to Taxes of any type. Neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

      (d) There are no material Liens for Taxes upon the assets of any of the Company and its Subsidiaries (other than with respect to Permitted Liens for Taxes or Liens for Taxes that are being contested in good faith and for which an adequate reserve has been established). No power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or such Subsidiaries, respectively) with respect to any Taxes has been executed or filed with any Tax authority.

      (e) None of the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries has, within the time and in the manner prescribed by applicable Law, withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).

      (f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of its Subsidiaries) under Treasury Regulation Section 1.1502 - 6 (or any similar provision of state, local, or foreign Law), as a transferee, by contract, or otherwise. None of the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement.

      (g) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

      (h) Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated by the parties as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a "United States shareholder" (as defined in Section 951(b) of the Code) of a "controlled foreign corporation" as defined in
Section 957 of the Code, (iv) is a "personal holding company" as defined in
Section 542 of the Code or (v) is a "passive foreign investment company" within the meaning of Section 1297 of the Code.

      (i) Neither the Company nor any of its Subsidiaries has entered into or participated in any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

      Section 3.13 Environmental Matters. Except as disclosed in the Filed Company SEC Filings:

      (a) The Company and each of its Subsidiaries (i) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits, except, in each case, as would not, and would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect on the Company.

      (b) Since January 1, 2000, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any

Governmental Entity alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. Since January 1, 2000 to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

      (c) Since January 1, 2000, neither the Company nor any of its Subsidiaries
(i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

      (d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA.

      (e) There have been no Hazardous Materials generated by the Company or any of its Subsidiaries that have been disposed of by the Company, or to its Knowledge, any third party, or come to rest at any site that has been listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      Section 3.14 Title to Properties.

      (a) Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its properties and other assets (other than Intellectual Property and other intangible assets) necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Permitted Liens and for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted.

      (b) Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its leases, except for such failure to be in possession that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received as lessee any written notice from the lessor of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.

      Section 3.15 Intellectual Property.

      (a) Section 3.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all patents and applications therefor, registered trademarks and applications therefor and material domain name registrations owned by the Company or any of its Subsidiaries. Such intellectual property rights as listed in Section 3.15(a) of the Company Disclosure Schedule, together with any rights in the Intellectual Property owned or licensed by the Company or any of its Subsidiaries, are collectively referred to herein as "Intellectual Property Rights." All Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as presently conducted (including the manufacture, use or sale of Company Products & Technology) are either (i) owned by, or subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens other than Permitted Liens or (ii) licensed to the Company or a Subsidiary of the Company free and clear of all Liens, other than Permitted Liens, subject in the case of both (i) and (ii) to any rights granted by the Company or its Subsidiaries to any third party pursuant to any license agreements disclosed in the Company Disclosure Schedule or under a license to use such information for evaluation purposes provided pursuant to confidentiality and nondisclosure agreements or material transfer agreements entered into in the ordinary course of business. There are no actions, suits, proceedings or claims pending or, to the Knowledge of the Company, threatened in writing or in a manner that would reasonably be expected to result in any actions, suits, proceedings or claims with regard to the ownership or licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights.

      (b) To the Knowledge of the Company, the Intellectual Property Rights of the Company or any of its Subsidiaries have not been infringed or misappropriated, and are not being infringed or misappropriated, in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company.

      (c) There are no actions, suits, proceedings or claims pending or, to the Knowledge of the Company, threatened in writing or in a manner that would reasonably be expected to result in any actions, suits, proceedings or claims claiming that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of any Company Products & Technology or to the operations of the Company and its Subsidiaries) any intellectual property rights of any Person. To the Knowledge of the Company, there is no intellectual property right or other legal right (except as may be contained in any Company Material Contract) that could be asserted by a Person to exclude or prevent the Company or any of its Subsidiaries from developing, manufacturing, using or selling any Company Products & Technology that is material to the conduct of the business of the Company and its Subsidiaries. To the Knowledge of the Company, other than pursuant to a license to use such information for evaluation purposes provided pursuant to nondisclosure agreements or material transfer agreements entered into in the ordinary course of business, there is no contractual restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company, other than as set forth in the agreements identified in the Company Disclosure Schedule.

      (d) The patent applications listed in Section 3.15(a) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are pending and have not been abandoned (except in the ordinary course of prosecution), and have been prosecuted in the ordinary course. All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company or its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction(s) indicated in Section 3.15(a) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect except with respect to abandoned applications, patents or trademarks in the ordinary course of prosecution and maintenance. None of the patents listed in Section 3.15(a) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.15(a) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the patents owned by the Company or any of its Subsidiaries to the Knowledge of the Company does not fail to name an inventor or name a Person not an inventor of the claims thereof under circumstances that would rise to the level of a violation of 37 CFR 1.56(c) or foreign equivalent thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued. Each inventor named on the patents and patent applications listed in Section 3.15(a) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries, alone or together with any joint owners, has executed an agreement agreeing to assign or actually assigning his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, alone or together with any joint owners as appropriate. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary or appropriate owners under such agreement with the Company or such Subsidiary or such appropriate owners, as the case may be.

      (e) Section 3.15(e) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts with respect to any options, rights or licenses relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than Contracts commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, service agreements, clinical trial agreements and evaluation agreements)) or (ii) by the Company or any of its Subsidiaries to any other Person (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, service agreements, clinical trial agreements and evaluation agreements)), in the case of each of clauses (i) and (ii) other than Contracts that are not material to the business of the Company and its Subsidiaries taken as a whole. Section 3.15(e) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any Subsidiary of the Company is obligated to make any payments of amounts in excess of $50,000 (in any form, including royalties, milestones and other contingent payments) to third parties for use of any Intellectual Property Rights with respect to the commercialization of any of the Company Products & Technology.

      (f) The Company and its Subsidiaries have taken reasonable steps to maintain their material trade secrets in confidence, including entering into Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

      (g) Section 3.15(g) of the Company Disclosure Schedule sets forth a true and complete list of each application or official request for any extension (i.e., under Hatch-Waxman) of the term of any patent owned or licensed by the Company or any of its Subsidiaries relating to any Company Products & Technology that was subject to regulatory review, including an identification of the patent and the term extension requested.

      (h) As used in this Agreement, "Company Products & Technology" means the drug products or candidates being sold or manufactured by the Company or that are the subject of human clinical trials conducted for or by the Company, each of which is set forth in Section 3.15(h) of the Company Disclosure Schedule, and the drug delivery platform technologies listed in Section 3.15(h) of the Company Disclosure Schedule.

      Section 3.16 Development, Distribution, Marketing, Supply and Manufacturing Agreements. Section 3.16 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party (i) relating in a material manner to research, development, distribution, sale, supply, license, marketing or manufacturing of any product of the Company or any Subsidiary of the Company or any product or patent or other Intellectual Property Right licensed by the Company or any Subsidiary of the Company to any third party, in each case that have a remaining value of $250,000 or more individually and (ii) relating in a material manner to the distribution by third parties of any product of the Company or any Subsidiary of the Company or any product or patent or other Intellectual Property Right licensed by the Company or any Subsidiary of the Company to any third party. The Company has made available to Parent a true and complete copy of each such Contract.

      Section 3.17 Regulatory Compliance.

      (a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed, labeled, stored and/or marketed by the Company or any of its

Subsidiaries (each such product, a "Medical Device", a "Biologic" or a "Drug", as the case may be), each such Medical Device, Biologic or Drug is being developed, manufactured, tested, distributed, labeled, stored and/or marketed by the Company and, to the Knowledge of the Company, marketed, by each other Person developing, manufacturing, testing, distributing, labeling, storing and/or marketing such Medical Device or Drug on behalf of the Company, in compliance with all applicable FDA, state and foreign Laws, including those relating to investigational use, premarket clearance or marketing approval to test, manufacture or market a Medical Device, and investigational new drug applications, investigational device exemptions, new drug applications, biological license applications or abbreviated new drug applications to test, manufacture or market a new Biologic or a new Drug, good manufacturing and quality systems requirements, labeling, advertising, record keeping, filing of reports and security, and in compliance with the American Medical Association's guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received and, to the Knowledge of the Company, none of its or its Subsidiaries' licensees have received, any material notice or other material communication from the FDA or any other Governmental Entity (i) contesting the investigational or premarket clearance or approval of, the testing of, the uses of or the labeling or promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company or any of its Subsidiaries of any Law, including Notice of Inspectional Observations (Form FDA 483), Notices of Adverse Findings, Warning Letters, Untitled Letters or other similar communication by any Governmental Entity.

      (b) No Medical Device, Biologic or Drug is under consideration for or has been recalled, withdrawn, suspended, or discontinued (other than for commercial or other business reasons) or required a field notification, field alert, or field correction by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been pending at any time in the five year period prior to the date hereof. To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any audit, investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a recall, withdrawal, suspension, seizure or discontinuance, or a change in the marketing classification or labeling of any Drug, Medical Device or Biologic of the Company or with respect to any of the Company Products & Technology. True and complete copies of all material data of the Company with respect to the safety or efficacy of the Medical Devices, Biologics, Drugs or Company Products & Technology have been made available to Parent.

      (c) All clinical trials and, to the Knowledge of the Company, all studies, tests and preclinical studies conducted by or on behalf of the Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws and Permits. The descriptions of the results of such studies, tests and trials submitted to FDA and other Governmental Entities are true and complete in all material respects and fairly present the data derived from such studies, tests and trials, and neither the Company nor any of its Subsidiaries has Knowledge of any such studies, tests or trials the results of which the Company or any of its Subsidiaries believes reasonably call into question its studies, tests, or trial results. Neither the Company nor any of its Subsidiaries has received any notices or correspondence from any Governmental Entity requiring the termination of, suspension of, or modification which materially affects the design, end points or intended purpose of, any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.

      (d) All reports, documents, claims, notices, or approvals required to be filed, obtained, maintained, or furnished to any Governmental Entity for each material Medical Device, Biologic or Drug by the Company or any of its Subsidiaries have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). As to each Medical Device, Biologic or Drug of the Company or any of its Subsidiaries for which a premarket approval application, biological license application, new drug application, premarket clearance or approval, investigational new drug application, ANDA investigational device exemption other state or foreign regulatory application has been submitted, approved or cleared, the Company and its Subsidiaries are in compliance with all legal requirements including 21 U.S.C. Sections 360c and 355 or 21 C.F.R. Parts
800, 312, 314, 600 or 601 et seq., respectively, and other applicable Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. As to each such Drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Drug, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar Law and the list described in 21 U.S.C. Section 335a(k)(2) or any similar Law, and each such certification and list was true and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Laws.

      (e) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. Section 351 (or similar Laws) (ii) misbranded within the meaning of 21 U.S.C. Section 352 (or similar Laws) or (iii) a product that is in violation of 21 U.S.C. Section 355, Section 360c or 42 U.S.C. Section 262 (or similar Laws), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (f) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, Affiliate, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a), or any similar Law or authorized by 21 U.S.C. Section 335a(b), or any similar Law.

      (g) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (ii) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (iii) to the Company's Knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (h) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA or the regulations of the FDA promulgated thereunder or (ii) the Health Care Laws.

      (i) Notwithstanding the foregoing, each representation and warranty made by the Company in this Section 3.17 with respect to the Medical Devices, Biologics or Drugs licensed by the Company to third parties (to the extent the Company has assumed or retained no responsibility for regulatory compliance) set forth on Section 3.17(h) of the Company Disclosure Schedule shall be deemed to be limited to the Company's Knowledge.

      Section 3.18 Corporate Governance Matters.

      (a) The Company and to the Company's Knowledge each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (in each case, as currently in effect, the "Sarbanes-Oxley Act") and (ii) the applicable qualification requirements and corporate governance rules and regulations promulgated by the National Association of Securities Dealers. The Company has delivered to Parent the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements of Rule 13a-14 under the Exchange Act. Since the date such provisions became applicable to the Company and its Subsidiaries, all auditing services and non-audit services provided to the Company and each of its Subsidiaries have been approved by the audit committee of the Company's Board of Directors in compliance with Section 10A(h) or Section 10A(i) of the Exchange Act, and to the Company's Knowledge, no registered public accounting firm or any associate thereof that performs any audit for the Company or any of its Subsidiaries has provided to the Company or any of its Affiliates any service prohibited by Section 10A(g) of the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has, directly or indirectly, made, entered into, arranged, renewed, modified (in any material way) or forgiven any personal loans to any executive officer or director of the Company.

      (b) The management of the Company has (i) in accordance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities, and
(ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal controls over financial reporting ("Internal Controls") which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has disclosed to the Company's auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and/or audit committee since December 31, 2003.

      Section 3.19 Insurance. Section 3.19 of the Company Disclosure Schedule contains a true and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a true and complete copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums due with respect thereto have been paid as of the date hereof, and, insofar as this representation is made as of the Closing Date, there has not been a lapse of coverage between the date hereof and the Effective Time with respect to the matters covered by any such policies. Such policies are sufficient for compliance by the Company in all material respects with all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on the Company

      Section 3.20 Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting or any adjournment or postponement thereof to adopt this Agreement and approve the Merger (the "Company Stockholder Approval") is the only action or vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

      Section 3.21 State Takeover Statutes; Self-Dealing. The Board of Directors of the Company has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL and the provisions of Section Fifth of the Company Certificate of Incorporation. No other Delaware or Colorado state takeover statute (including any "fair price," "merger moratorium" or "control share acquisition" statute or regulation) or similar Delaware or Colorado statute or regulation applies to or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement.

      Section 3.22 Brokers; Advisory Fees. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered or made available to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

      Section 3.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of its financial advisor, Banc of America Securities LLC, dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of the written opinion confirming such oral opinion will be delivered to Parent promptly after delivery thereof to the Company.

      Section 3.24 Company Rights Plan. Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (a) cause any of the Company Rights to become exercisable, (b) cause Parent or Merger Sub to be an Acquiring Person (each as defined in the Company Rights Plan) or (c) give rise to a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) event or a Section 13 Event (each as defined in the Company Rights Plan).

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates, and subject to Section 9.13 (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

      Section 4.1 Organization, Standing and Corporate Power. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as now being conducted. Section 4.1 of the Parent Disclosure Schedule contains a true and complete list of each jurisdiction where Parent is qualified to do business. Each of Parent and its Subsidiaries has corporate or equivalent qualification to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement true and complete copies of its Notice of Articles (the "Parent Notice of Articles") and Articles (the "Parent Articles") and the Certificate of Incorporation and Bylaws of Merger Sub, in each case as amended to the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Notice of Articles or the Parent Articles or its Certificate of Incorporation or Bylaws, as applicable.

      Section 4.2 Subsidiaries. Section 4.2 of the Parent Disclosure Schedule lists each of the Subsidiaries of Parent and, for each such Subsidiary, the jurisdiction under which laws it was organized and, as of the date hereof, each jurisdiction in which Subsidiary has corporate or equivalent qualification to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except with respect to (a) the securities of non-Affiliates held for investment purposes which do not constitute more than a 2% interest in any such non-Affiliate or (b) the capital stock of, or voting securities or equity interests in, its Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

      Section 4.3 Capital Structure.

      (a) The authorized capital stock of Parent consists of 500,000,000 Parent Common Shares and 5,000,000 first preference shares, no par value (the "Parent Preferred Shares"). At the close of business on June 10, 2004:

            (i) 69,581,317 Parent Common Shares were issued and outstanding;

            (ii) no Parent Common Shares were held by Parent in its treasury;

            (iii) 7,949,457 Parent Common Shares were reserved and available for issuance pursuant to the Parent Stock Option Plans;

            (iv) 7,066,877 Parent Common Shares were subject to outstanding Parent Options;

            (v) no Parent Common Shares were subject to vesting and restrictions on transfer pursuant to agreements with Parent;

            (vi) no Parent Preferred Shares were issued or outstanding or were held by Parent as treasury shares;

            (vii) 9,692,637 Parent Common Shares were reserved and available for issuance pursuant to conversion of outstanding convertible notes; and

            (viii) Parent has issued Parent Rights pursuant to the Parent Rights Plan.

      Section 4.3(a) of the Parent Disclosure Schedule sets forth a true and complete list, as of May 31, 2004, of all Parent Options and all outstanding Parent Share-Based Awards, granted under the Parent Stock Option Plans or otherwise, and all outstanding warrants, the number of Parent Common Shares (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof.

      (b) All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the Parent Preferred Shares or Parent Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and not subject to a hold period under securities Laws of Canada subject to requirements of general application or the Toronto Stock Exchange (in each case, other than in respect of control persons). Other than Parent's outstanding 3% convertible senior notes due 2023 (the "Parent Convertible Notes"), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

      (c) Except as set forth above in Section 4.3(a) and except for the Parent Convertible Notes and the Parent Common Shares to be issued in connection with the Merger, as of the close of business on June 10, 2004:

            (i) there are not issued, reserved for issuance or outstanding: (A) any shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries; (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent or of any Subsidiary of Parent; or (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Subsidiary of Parent;

            (ii) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

            (iii) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to make any loan or guarantee to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any of Parent's Subsidiaries or any other Person, other than guarantees by Parent of any indebtedness or other obligations of any of its wholly-owned Subsidiaries and other than loans or guarantees made in the ordinary course consistent with past practice to employees of Parent and its Subsidiaries.

      (d) The Parent Common Shares to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

      (e) There are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) affecting the voting rights of, or (ii) except as provided for in the Parent Convertible Notes, granting any preemptive, right of first refusal or antidilutive right with respect to, any Parent Common Shares or Parent Preferred Shares or any capital stock of, or other securities in, any of Parent's Subsidiaries.

      Section 4.4 Authority; Noncontravention.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, in the case of Parent with respect to the consummation of the Merger, obtaining the Parent Shareholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law). The Board of Directors of Parent, at a meeting duly called and held, duly adopted resolutions: (i) approving this Agreement, the Share Issuance and the other transactions to be entered into by Parent contemplated by this Agreement; (ii) declaring that it is in the best interest of Parent and its shareholders that Parent enter into this Agreement and that the transactions contemplated by this Agreement, including the Merger and the Share Issuance, be consummated, (iii) directing that the Share Issuance be submitted as promptly as practicable to a vote at the Parent Shareholders' Meeting; (iv) recommending that the shareholders of Parent approve the Share Issuance and (v) appointing David R. Bethune as an additional director to the Board of Directors of Parent effective as of the Effective Time, and appointing David R. Bethune as Vice Chairman for a period of three months, commencing at the Effective Time, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

      (b) The execution and delivery of this Agreement do not, and (assuming receipt of Parent Shareholder Approval) the consummation of the Merger and the other transactions contemplated by this Agreement to be entered into by Parent or Merger Sub and compliance by Parent and Merger Sub with the provisions of this Agreement will not: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Parent Notice of Articles and the Parent Articles or the Certificate of Incorporation or Bylaws of Merger Sub; (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject; or (iii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any Law applicable to Parent or Merger Sub or their respective properties or other assets or the rules and regulations of the Toronto Stock Exchange or any other stock exchange or regulatory organization applicable to Parent or its Subsidiaries, other than, in the case of clauses (ii) and(iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, and subject to, in the case of clauses (ii) and (iii), the governmental filings, the obtaining of the Parent Shareholder Approval and the other matters referred to in Section 4.4(c).

      (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement by Parent, except for:

            (i) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law;

            (ii) the filing with the SEC of (A) the Joint Proxy/Prospectus to be included in the Registration Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

            (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business;

            (iv) filings with Governmental Entities to satisfy applicable requirements of Canadian securities Laws and Blue Sky Laws;

            (v) any filings required under the rules and regulations of Nasdaq and the Toronto Stock Exchange; and

            (vi) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

            Section 4.5 Parent SEC Filings.

      (a) Parent has since January 1, 2002 timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) (i) that Parent would be required to file with the SEC if Parent were a reporting person under the Exchange Act (other than requirements arising under Sections 14 and 16 of the Exchange Act) (collectively, the "Parent SEC Filings") and (ii) required to be filed by Parent in accordance with Canadian securities laws (collectively, the "Canadian Filings"). As of their respective filing dates, and if amended, the date of such amendment, (A) the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to such Parent SEC Filings and (B) the Canadian Filings complied as to form in all material respects with the requirements of British Columbia corporate and Canadian securities laws applicable to such filings. None of the Parent SEC Filings, as of their respective filing dates, and, if amended, the dates of such amendment, if any, filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except to the extent that information contained in any Parent SEC Filing has been revised, amended, supplemented or superseded by a later filed Parent SEC Filing with the SEC, to the Knowledge of Parent, none of the Parent SEC Filings contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (b) The financial statements (including the related notes) of Parent included in the Parent SEC Filings complied at the time they were filed, or if amended, the date of such amendment, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2003 included in Parent's Form 10-K for the year ended December 31, 2003, including the notes thereto (the "Parent Form 10-K"), or in the financial statements included in any Parent SEC Filing filed prior to the date hereof with the SEC after filing the Parent Form 10-K, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003, (ii) liabilities and obligations incurred in connection with this Agreement and Parent's performance of its obligations hereunder, and (iii) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on Parent.

None of the Subsidiaries of Parent are, or have at any time since January 1, 2002 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      (d) No "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Parent Form 10-K has been amended or modified, except for such amendments or modifications that have been filed with the SEC as an exhibit to a subsequently dated Parent SEC Filing or would not currently be required to be filed with the SEC if Parent were a reporting Person under the Exchange Act.

      Section 4.6 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as permitted pursuant to Section 5.2, since December 31, 2003, except as disclosed in the Filed Parent SEC Filings, Parent and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and there has not been any Material Adverse Effect on Parent, and from such date to the date hereof there has not been:

      (a) any material change by Parent or by any of its Subsidiaries in its accounting methods not required pursuant to GAAP;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent's or any of its Subsidiaries' capital stock;

      (c) any split, combination or reclassification of Parent's or any of its Subsidiaries' capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

      (d) any revaluation by Parent or any of its Subsidiaries of any of their assets having a Material Adverse Effect on Parent; or

      (e) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent.

      Section 4.7 Litigation. Except as and to the extent disclosed in the Filed Parent SEC Filings there is no suit, claim, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, any demand, requirement, investigation, audit, inquiry, hearing, review or other similar action brought by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Parent. There is no suit, claim, action, proceeding, enforcement action or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety of, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

      Section 4.8 Contracts.

      (a) Except as filed as exhibits to the Filed Parent SEC Filings or as disclosed in Section 4.8 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract which, as of the date hereof (i) would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (iv) relates to the registration of securities. Each Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound of the type described in this Section 4.8, whether or not set forth in Section 4.8 of the Parent Disclosure Schedule, is referred to herein as a "Parent Material Contract." As of the date hereof, Parent has made available to the Company true and complete copies of all Parent Material Contracts.

      (b) Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent's Knowledge, each other party thereto, and is in full force and effect, except, insofar as this representation is made as of the Closing Date, as would not be reasonably likely to have a Material Adverse Effect on Parent. Parent has not received any written notice from any other party to any Parent Material Contract, and otherwise has no Knowledge, that such third party intends to terminate, not renew, or challenge the validity or enforceability of any Parent Material Contract, except for such terminations, non-renewals or challenges as would not be reasonably likely to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries, and, to the Knowledge of Parent, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Parent.

      Section 4.9 Compliance with Laws; Permits. Each of Parent and its Subsidiaries is in compliance with all Laws and rules and regulations of any stock exchange or regulatory organization applicable to it, its properties or other assets or its business or operation, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all Permits, including all Permits under the FDCA, and the regulations of the FDA promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

      Section 4.10 Intellectual Property.

      (a) Parent and/or its Subsidiaries owns or licenses all Intellectual Property necessary for the conduct of Parent's business, as presently conducted, free and clear of all Liens other than Permitted Liens, subject to any rights granted by Parent or its Subsidiaries to any third party under any licenses set out in the Parent Disclosure Schedule or under a license to use such information for evaluation purposes provided pursuant to nondisclosure agreements or material transfer agreements entered into in the ordinary course of business. To the Knowledge of Parent, there has been and is no infringement, misappropriation or violation by third parties of any of Parent's Intellectual Property, except as such infringement, misappropriation or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There is no action, suit, proceeding or claim pending or, to the Knowledge of Parent, threatened in writing or in a manner that would reasonably be expected to result in any action, suit, proceeding or claim by others challenging Parent's or a Subsidiary's rights in or to any such Intellectual Property. The Intellectual Property owned by Parent has not been adjudged invalid or unenforceable, in whole or in part, by any Governmental Entity, and there is no pending or to the Knowledge of Parent, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property.

      (b) There is no action, suit, proceeding or claim pending, or to the Knowledge of Parent, threatened in writing or in a manner that would reasonably be expected to result in any action, suit, proceeding or claim, by others that Parent or a Subsidiary has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or other proprietary rights of others, and Parent has not received any written notice of such claim. To the Knowledge of Parent, there is no intellectual property right or other legal right (except as may be contained in any Material Contract of Parent) that could be asserted by a Person to exclude or prevent Parent or any of its Subsidiaries from developing, manufacturing, or selling any current product of Parent or its Subsidiaries that is material to the conduct of the business of Parent and its Subsidiaries. To the Knowledge of Parent, no employee of Parent or a Subsidiary is in or has ever been in violation of any material term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee's employment with Parent or actions undertaken by the employee while employed with Parent, except as such violation would not have a Material Adverse Effect on Parent.

      Section 4.11 Taxes.

      (a) Parent and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns that it was required to file. All such Tax Returns are true and complete in all material respects. All Taxes due and owing by any of Parent and its Subsidiaries (whether or not shown on any Tax Returns) have been paid. Neither Parent nor any of Parent's Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been made by a Tax authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b) The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the financial statements contained in the most recent Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Parent SEC Filings, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

      (c) No deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed in writing, proposed or assessed by a Tax authority. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of material Taxes of any of Parent or its Subsidiaries.

      Section 4.12 Regulatory Compliance.

      (a) Parent and its Subsidiaries are, to the Knowledge of Parent, in compliance with the Health Care Laws material to the operation of their businesses as now being conducted except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any of its products, (ii) commenced, or threatened to initiate, any action to enjoin production of any of its products or (iii) to Parent's Knowledge, commenced, or threatened to initiate, any action to enjoin the production of any of its products produced at any facility where any such product is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

      (b) All clinical trials and, to the Knowledge of Parent, all studies, tests and preclinical studies conducted by or on behalf of Parent or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws and Permits. The descriptions of the results of such studies, tests and trials submitted to FDA and other Governmental Entities are true and correct in all material respects and fairly present the data derived from such studies, tests and trials, and neither Parent nor any of its Subsidiaries has Knowledge of any such studies, tests or trials the results of which Parent or any of its Subsidiaries believes reasonably call into question its studies, tests, or trial results. Neither Parent nor any of its Subsidiaries has received any notices or correspondence from any Governmental Entity requiring the termination of, suspension of, or modification which materially affects the design, end points or intended purpose of, any studies, tests or preclinical or clinical trials conducted by or on behalf of Parent or any of its Subsidiaries.

      (c) All reports, documents, claims, notices, or approvals required to be filed, obtained, maintained, or furnished to any Governmental Entity for each material medical device, biologic or drug developed, marketed, manufactured or sold by Parent or any of its Subsidiaries

(each a "Parent Product") have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were true and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). As to each such Parent Product, Parent and any relevant Subsidiary, and the officers, employees or agents of Parent or such Subsidiary, have included in the application for such Parent Product, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar Law and the list described in 21 U.S.C. Section 335a(k)(2) or any similar Law, and each such certification and list was true and complete in all material respects when made. In addition, Parent and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C.
Section 360 and 21 C.F.R. Part 207 and all similar Laws.

      (d) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, Affiliate, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a), or any similar Law or authorized by 21 U.S.C. Section 335a(b), or any similar Law.

      (e) Neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Parent Product, (ii) commenced, or threatened to initiate, any action to enjoin production of any Parent Product or (iii) to Parent's Knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Parent Product produced at any facility where any Parent Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

      (f) To the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting Parent or any of its Subsidiaries relating to or arising under (i) the FDCA or the regulations of the FDA promulgated thereunder or (ii) the Health Care Laws.

      Section 4.13 Corporate Governance Matters.

      (a) Parent and to Parent's Knowledge each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, (ii) the applicable qualification requirements and corporate governance rules and regulations promulgated by the National Association of Securities Dealers and any other regulatory organization applicable to Parent and (iii) the equivalent applicable Canadian securities laws, rules and regulations. Parent has delivered to the Company the information required to be disclosed by Parent and certain of its officers to Parent's Board of Directors or any committee thereof pursuant to the certification requirements of Rule 13a-14 under the Exchange Act. Since the date such provisions became applicable to Parent and its Subsidiaries, all auditing services and non-audit services provided to Parent and each of its Subsidiaries have been approved by the audit committee of Parent's Board of Directors in compliance with Section 10A(h) or Section 10A(i) of the Exchange Act and the equivalent applicable Canadian securities laws, and to Parent's Knowledge no registered public accounting firm or any associate thereof that performs any audit for Parent or any of its Subsidiaries has provided to Parent or any of its Affiliates any service prohibited by Section 10A(g) of the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Subsidiaries has, directly or indirectly, made, entered into, arranged, renewed, modified (in any material way) or forgiven any personal loans to any executive officer or director of Parent.

      (b) The management of Parent has (i) in accordance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies in the design or operation of Internal Controls which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and has disclosed to Parent's auditors any material weaknesses in Parent's Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's Internal Controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent's auditors and/or audit committee since December 31, 2003.

      Section 4.14 Interim Operations of Merger Sub. Each of Merger Sub and Second Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the Merger or the Second Step Merger, respectively, and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

      Section 4.15 Parent Shareholder Approval. The affirmative vote of the holders of a majority of the Parent Common Shares represented at the Parent Shareholders' Meeting or any adjournment or postponement thereof (provided that a quorum of shares are represented in Person or by proxy at such meeting or such adjournment or postponement thereof) is required by the rules and regulations of Nasdaq to approve the Share Issuance (the "Parent Shareholder Approval"). No other action or vote of the holders of any class or series of capital stock of Parent or Merger Sub is necessary to approve the Share Issuance or otherwise in connection with this Agreement or the transactions contemplated hereby.

      Section 4.16 Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      Section 4.17 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of its financial advisor, Merrill Lynch & Co., dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

      Section 4.18 Sufficient Funds. Parent and its Subsidiaries will have at or prior to the Closing and at the Effective Time sufficient immediately available funds and sufficient authorized but unissued shares or treasury Parent Common Shares to pay the Merger Consideration upon consummation of the Merger.

                                   ARTICLE 5.
                                   COVENANTS

      Section 5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries, or as set forth in Schedule 5.1 or as otherwise permitted or provided for by this Agreement), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries, or as set forth in Schedule 5.1 or as otherwise permitted by this Agreement), the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent (it being understood and agreed that Parent shall consider each request by the Company for consent in good faith and shall respond to each such request in a timely manner, which shall be within seven calendar days (or such shorter time as may be reasonably required under the circumstances) after the date of receipt of such request accompanied by explanatory documentation reasonably acceptable to Parent), to:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than mandatory paid in kind dividends with respect to the Series A Convertible Preferred Stock to the extent required by the Company's Certificate of Designations, Preferences and Rights of Series A Convertible Exchangeable Preferred Stock filed with the Secretary of State of the State of Delaware on July 18, 2000 (the "2000 Certificate of Designations"), and other dividends or distributions by a wholly-owned Subsidiary to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, officer, employee or consultant of the Company or any of its Subsidiaries (true and complete copies of which have been heretofore delivered to Parent);

      (b) issue, deliver, sell, grant, pledge or otherwise subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of shares of Company Common Stock upon the exercise of the Warrant or upon the exercise of Company Options outstanding on the date hereof or upon the conversion of Series A Convertible Preferred Stock outstanding on the date hereof, in each case in accordance with their terms on the date hereof, and (ii) preferred stock purchase rights under the Company Rights Plan), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

      (c) amend (i) the Company Certificate of Incorporation or the Company Bylaws or other comparable charter or organizational documents of any of the Company's Subsidiaries (other than pursuant to Section 1.4(a) hereof) or (ii) the Company's Certificate of Designation of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on September 25, 1998 or the 2000 Certificate of Designations;

      (d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any assets which, in the case of both clause (i) and (ii), individually have a purchase price in excess of $500,000 or, in the aggregate, have a purchase price in excess of $1,000,000, except for capital expenditures (which are subject to paragraph (g) below), licenses of Intellectual Property (which are subject to paragraphs (g) and (j) below), and purchases of raw materials, equipment, and supplies in the ordinary course of business consistent with past practice;

      (e) other than as required by existing Contracts, sell, lease, license, mortgage or otherwise subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) (other than Intellectual Property and other intangible assets which are subject to paragraphs (g) and (j) below), except (i) sales and disposals of inventory and assets (including inventory of products) in the ordinary course of business consistent with past practice and (ii) the incurrence of Permitted Liens;

      (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) outside the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, except, in the case of both clauses (i) and (ii), with respect to a wholly-owned Subsidiary or immaterial amounts or in connection with the purchase of supplies or materials in the ordinary course of business consistent with past practice;

      (g) make or agree to make any new capital expenditure or expenditures (including leases and in-licenses), or enter into any Contract or Contracts providing for capital expenditures which, in the aggregate, are in excess of $250,000, other than such expenditures as are in accordance with the Company's current capital budget (a copy of which has been delivered to Parent);

      (h) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities, obligations or litigation disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Filings (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or pursuant to existing Contracts or any additional Contracts permitted by this Section 5.1 or in connection with, or as otherwise provided or contemplated by, this Agreement or any of the transactions contemplated hereby, (ii) cancel any indebtedness owed to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (iii) waive or assign any claims or rights of substantial value or (iv) waive any benefits of, fail to enforce, or agree to modify in any respect, or consent to any matter with respect to which consent is required (A) under any standstill or similar agreements prohibiting a third party from purchasing equity interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or (B) other than in the ordinary course of business consistent with past practice, any material confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party;

      (i) terminate or modify or amend in any materially adverse respect any Company Material Contract, other than modifications, amendments, or terminations that are immaterial, or waive, release or assign any material rights or claims thereunder;

      (j) enter into any material Company Contracts in the fields of ocular, oncology, dermatology, urology, or pain management relating in a material manner to the research, development, distribution, sale, license, marketing, co-promotion or manufacturing by third parties of the Company Products & Technology or products licensed by the Company or its Subsidiaries, or the Intellectual Property Rights of the Company or its Subsidiaries, other than pursuant to (i) confidentiality agreements containing customary terms and conditions entered into in the ordinary course of business consistent with past practice, (ii) consulting agreements entered into in the ordinary course of business consistent with past practice which individually have aggregate values of no more than $100,000, (iii) agreements with third party service providers entered into in the ordinary course of business consistent with past practice,
(iv) clinical trial, feasibility study (excluding any having ocular applications) or service agreements entered into in the ordinary course of business consistent with past practice, and (v) any such Contracts currently in place (that have been delivered to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

      (k) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien other than Permitted Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

      (l) sell, transfer or out-license to any Person or otherwise extend, amend, modify, abandon, or make part of the public domain any rights to the Intellectual Property Rights of the Company or any of its Subsidiaries, other than pursuant to (i) confidentiality agreements entered into in the ordinary course of business consistent with past practice containing customary terms which do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information and (ii) any such Contracts currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

      (m) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction would not prohibit the assignment of such Contract to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

      (n) enter into any Contract that purports to limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

      (o) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (true and complete copies of which have been heretofore delivered or made available to Parent) or as in accordance with the Company's 2004 payroll budget (a true and complete copy of which has been delivered or made available to Parent);

            (i) adopt, enter into, terminate or amend (A) any collective bargaining agreement or Company Benefit Plan or (B) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants relating to compensation for services in such capacities;

            (ii) increase in any manner (other than as described in other clauses of this paragraph (o)) the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer or employee;

            (iii) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement;

            (iv) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice (including size, timing and scope);

            (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Options, restricted stock of the Company, "phantom" stock, stock appreciation rights, "phantom" stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder);

            (vi) amend or modify any Company Option or the Warrant, except as required pursuant to this Agreement;

            (vii) take any action to secure the payment after the Effective Time of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement;

            (viii) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, other than as required by this Agreement; or

            (ix) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

      (p) except as required by GAAP or by a Governmental Entity, (i) make any change in accounting methods, principles or practices, or (ii) write up, write down or write off the book value of any assets, individually or in the aggregate;

      (q) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

      (r) acquire or in-license, or agree to acquire or in-license, from any Person, any Intellectual Property, except for such licenses or acquisitions that do not involve an upfront payment or payments in any 12-month period in excess of $250,000 or that otherwise are in the ordinary course of business consistent with past practice (including in size and nature);

      (s) adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

      (t) make any amendment or other modification to the Company Rights Plan, and the Board of Directors of the Company shall not take any action with respect to, or make any determination under, the Company Rights Plan, including any redemption of the Company Rights; (u) take any action that is intended, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

            (v) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement or unless the Company shall otherwise agree in writing, Parent shall maintain its existence in good standing under applicable Law, and Parent and its Subsidiaries shall continue to conduct their businesses such that the primary business of Parent and its Subsidiaries, taken as a whole, shall involve biotechnology or pharmaceuticals. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement or as set forth on Schedule 5.2, the Parent shall not and shall not permit any of its Subsidiaries to (unless required by applicable Laws or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company (it being understood and agreed that the Company shall consider each request by Parent for consent in good faith and shall respond to each such request in a timely manner, which shall be within seven calendar days (or such shorter time as may be reasonably required under the circumstances) after the date of receipt of such request accompanied by explanatory documentation reasonably acceptable to the Company):

      (a) amend or otherwise change the Parent Notice of Articles or Parent Articles;

      (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

      (c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

      (d) directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any portion of the assets of, any Person or division thereof, or license any products, technology or Intellectual Property of a third party, except for (i) capital expenditures, purchases of raw materials, equipment and supplies and in-bound licensing of off-the-shelf software, in each case in the ordinary course of business consistent with past practice and (ii) any such transactions in which the fair market value of the total consideration issued in exchange therefor (excluding royalties on future product sales with respect to products not then marketed) shall not be reasonably expected to exceed $200,000,000 in the aggregate, provided that any such transactions do not present individually or in the aggregate a material risk of delaying the Merger or any other transaction contemplated by this Agreement;

      (e) license its products, technology or Intellectual Property or sell its rights to its products or technology to third parties, except (i) pursuant to arrangements in effect as of the date hereof, (ii) for sales of inventory in the ordinary course of business consistent with past practice and (iii) for any such transactions for which both the fair market value of the total consideration issued in exchange therefor (excluding royalties on future product sales with respect to products not then marketed) shall not be reasonably expected to exceed $200,000,000 in the aggregate and provided that any such transactions do not individually or in the aggregate present a material risk of delaying the Merger or any other transaction contemplated by this Agreement;

      (f) adopt a plan of complete or partial liquidation or dissolution;

      (g) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

      (h) terminate or modify or amend in any materially adverse respect any Parent Material Contract listed on Section 5.2(h) to the Parent Disclosure Schedule, or take any action under any such Contract that is reasonably likely to have a Material Adverse Effect on Parent; or

      (i) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      Nothing in the foregoing Section 5.2(e) however shall apply to a Parent Takeover, as to which any Parent obligations are set forth solely in Section 6.3(b) of this Agreement.

      Section 5.3 Tax-Free Reorganization Treatment.

      (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (whether before or after the Transaction) that would disqualify the Transaction as a reorganization within the meaning of Section 368(a) of the Code (including any action that would prevent the Transaction from satisfying the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)). Parent and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action (whether before or after the Transaction) that is required to cause the Transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code (including any action that is required to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)).

      (b) Each of the Company and Parent shall report the Transaction as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Parent will cause the Company to comply with all applicable reporting requirements set forth in the Treasury

Regulations under Section 367 of the Code, including Treasury Regulation Section 1.367(a)-3(c)(6).

      (c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 7.2(c) and for the Company to obtain the opinion of Morrison & Foerster LLP described in Section 7.3(c). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Latham & Watkins LLP and Morrison & Foerster LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively.

      Section 5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE 6.

                              ADDITIONAL AGREEMENTS

      Section 6.1 Registration Statement; Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare a joint proxy statement relating to the Company Stockholders' Meeting and Parent Shareholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"; the prospectus contained in the Registration Statement together with the Proxy Statement, the "Joint Proxy/Prospectus"), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company as Merger Consideration. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable securities Laws in connection with the issuance of Parent Common Shares in the Merger or the registration or qualification thereof. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders' Meeting and the Parent Shareholders' Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without providing the other party a reasonable opportunity to review and comment thereon, which comments shall be considered in



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

good faith. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto and requests by the SEC for additional information, of the issuance of any stop order, or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. Parent and the Company shall each advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders of Parent, (iv) the time of the Company Stockholders' Meeting and (v) the time of the Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company and, to the extent required by applicable Law, an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to stockholders of the Company and shareholders of Parent, as applicable. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

      (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders of Parent, (iv) the time of the Company Stockholders' Meeting and (v) the time of the Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent and, to the extent required by applicable Law, an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to stockholders of the Company and shareholders of Parent, as applicable. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the

Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

      (d) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, its independent auditors, dated (i) as of a date within two days of the date on which the Registration Statement shall become effective and (ii) within two days of the Closing Date, and addressed to Parent, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, the cost of which shall be shared by the Company and Parent equally.

      Section 6.2 Shareholders' Meetings.

      (a) The Company shall duly call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with Parent, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that the Company shall not be required to hold the Company Stockholders' Meeting prior to the date of the Parent Stockholders' Meeting), for the purpose of voting upon the adoption of this Agreement and approval of the Merger. In connection with the Company Stockholders' Meeting and the transactions contemplated hereby, the Company will
(i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Stockholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders' Meeting.

      (b) Parent shall duly call and hold a meeting of its shareholders (the "Parent Shareholders' Meeting") as promptly as practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with the Company, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that Parent shall not be required to hold the Parent Shareholders' Meeting prior to the date of the Company Stockholders' Meeting), for the purpose of voting upon the approval of the Share Issuance. In connection with the Parent Shareholders' Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning Parent Shareholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its shareholders of the Share Issuance and
(ii) otherwise comply with all legal requirements applicable to the Parent Shareholders' Meeting.

      (c) The Board of Directors of the Company shall recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company (the "Company Recommendation"). Subject to Section 6.4, the Company shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

      (d) The Board of Directors of Parent shall recommend the approval of the Share Issuance by the shareholders of Parent (the "Parent Recommendation"), and the Joint

Proxy/Prospectus shall contain such recommendation. Parent shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

      Section 6.3 Access to Information; Parent Takeover Proposal; Confidentiality.

      (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such Person shall use reasonable best efforts to cause the counterparty to waive) from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to (i) provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

      (b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article 7, Parent agrees that in the event it receives a written offer or proposal concerning a Parent Takeover (as defined below) or any written inquiry which it reasonably believes could lead to such an offer or proposal, Parent shall promptly (and in any event within 36 hours) notify the Company that it has received such an offer or proposal and shall thereafter keep the Company reasonably informed as to the status of such offer, proposal or inquiry. As used in this Agreement, "Parent Takeover" shall mean any of the following transactions: (i) a merger, consolidation, business combination, recapitalization or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the aggregate voting power of the surviving or resulting entity of such transaction or the parent of such entity; (ii) a sale or other disposition by Parent or any of its Subsidiaries, directly or indirectly, of assets representing collectively in excess of 50% of the consolidated assets of Parent and its Subsidiaries immediately prior to such sale; (iii) the issuance, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities, in each case by Parent or any Subsidiary representing 50% or more of the voting power of Parent; or (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Parent.

      (c) With respect to the information disclosed pursuant to this Section 6.3, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated March 23, 2004, previously executed by the Company and Parent (the "Confidentiality Agreement"); provided, however, the restrictions on Parent, its Subsidiaries and Affiliates, and their respective Representatives set forth in paragraphs 3 and 4.3 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement.

      Section 6.4 No Solicitation of Transactions.

      (a) The Company agrees that it and its Subsidiaries shall not, and shall not authorize or permit any of their respective directors, officers or employees and shall use reasonable best efforts not to permit their respective Representatives (provided that such agreement shall not apply with respect to employees of the Company below the level of director) to, directly or indirectly:

            (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal;

            (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, except to notify such Person as to the existence of these provisions (except to the extent permitted pursuant to this Section 6.4);

            (iii) approve, endorse or recommend any Acquisition Proposal with respect to the Company (except to the extent permitted by this Section 6.4); or

            (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements permitted pursuant to Section 6.4(c)).

            (v) The Company shall immediately terminate, and shall cause the Company Subsidiaries to immediately terminate, and shall instruct the Representatives of it and its Subsidiaries to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall as soon as practicable demand that each Person which has executed within the twelve-month period prior to the date of this Agreement a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

      (b) Promptly (but in any event within 36 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry, and


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a copy of all written materials provided in connection with such Acquisition
Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

      (c) If the Company receives an Acquisition Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company in good faith concludes could reasonably be expected to result in a Superior Proposal, the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal, and (B) the identity of the party making such Acquisition Proposal and the material terms and conditions of the Acquisition Proposal (the "Superior Proposal Notice") and may then take the following actions (either directly or through its Subsidiaries or any of their respective directors, officers, employees or Representatives):

            (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, that (A) prior to so furnishing, the Company receives from the third party an executed confidentiality agreement containing customary standstill provisions and other terms and conditions that are no less restrictive to such third party than the terms and conditions of the Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

            (ii) participate or engage in any discussions or negotiations with the third party with respect to the Acquisition Proposal.

      (d) For a period of not less than five Business Days after Parent's receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

      (e) Notwithstanding anything in this Agreement to the contrary, in response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company's compliance with
Section 6.4(d), the Board of Directors of the Company may withhold, withdraw or modify the Company Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a "Change of Recommendation"), if both of the following conditions in Sections 6.4(e)(i) and 6.4(e)(ii) are met:

            (i) the Company Stockholder Approval has not been obtained; and



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            (ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable Law.

      (f) Notwithstanding anything to the contrary contained in this Agreement,
(i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting and to hold a vote of the Company's stockholders on this Agreement and the Merger at the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 6.4(e), the Company shall nonetheless submit this Agreement to a vote of its stockholders. The Company agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

      (g) Nothing contained in this Agreement shall be deemed to restrict the Company from complying with Rules 14d-9 or 14e-2 under the Exchange Act or be deemed to restrict the Company or Parent from making such other disclosures as may be required by federal securities Laws or applicable fiduciary duties Laws.

      (h) Nothing contained in Section 5.1 of this Agreement shall be deemed to limit or restrict in any manner the rights of the Company pursuant to this
Section 6.4.

      Section 6.5 Appropriate Action; Consents; Filings.

      (a) The Company and Parent shall use their reasonable best efforts to:

            (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable;

            (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by the Company or Parent, respectively, or any of their Subsidiaries, (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (C) to prevent a Material Adverse Effect on the Company or Parent, respectively, from occurring prior to or after the Effective Time;

            (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the Share Issuance required of the Company or Parent, respectively, under (A) the Securities Act and the Exchange Act, and any other applicable federal or state or Canadian or other foreign securities Laws, (B)



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the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (C) the rules and regulations of the Toronto Stock Exchange, and
(D) any other applicable Law; and

            (iv) give (or shall cause their respective Subsidiaries to give) any notices to third parties or any Governmental Entity required by the Company or Parent, respectively, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect on the Company or Parent, respectively, from occurring prior to or after the Effective Time.

      (b) Without limiting Section 6.5(a), Parent and the Company shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, and in any applicable Canadian or foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust or competition laws of such Canadian or foreign jurisdiction with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within ten (10) days after the date hereof. Nothing in this Agreement shall be deemed to require Parent or the Company to agree to, or proffer to, divest or hold separate any assets or other portion of any business of Parent, the Company or any of their respective Subsidiaries.

      (c) Parent and the Company shall cooperate with each other in connection with the making of all filings, the giving of all notices and the obtaining of all consents referenced in Section 6.5(a), including, with respect to filings, providing copies of all such filings (other than information with respect to third parties) to the non-filing party and its advisors prior to filing and, if requested, to consider all reasonable additions, deletions or changes suggested in connection therewith, subject to applicable Law. Subject to applicable Law, each of Parent and the Company shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates from any third party or Governmental Entity with respect to the transactions contemplated hereby. Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In the event that either party shall fail to obtain any third party consent described in Section 6.5(a), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto (it being understood that such action may become effective at or after the Effective Time), to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

      (d) Subject to, but without limiting the foregoing Sections 6.5(a) and
(b), Parent and the Company shall each use reasonable best efforts to avoid the entry of, or to have


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

vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person, and to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Government Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date).

      (e) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of the Company or Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Shares pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

      (f) The Company and Parent shall cooperate and use reasonable best efforts to obtain the agreement of the holder of the Warrant to exercise the Warrant prior to Closing. At Parent's direction, the Company shall exercise its option to cause all outstanding shares of Series A Convertible Preferred Stock to be converted into Company Common Stock prior to Closing.

      (g) Subject to applicable Law, between the date hereof and the Effective Time, the Company and Parent will consult and cooperate on matters relating to the integration of Parent's and the Company's respective businesses and personnel following the Effective Time and will periodically meet to discuss and review such matters.

      Section 6.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Subject to applicable Law, promptly after the date hereof, Parent and the Company shall establish a process for an ongoing dialogue and shall communicate on a regular basis from and after the date of this Agreement until the Effective Time with respect to significant business developments of the parties, including any transaction of a type required to be disclosed on a Current Report filed on Form 8-K pursuant to the Exchange Act (or that would be required to be disclosed by a reporting person under the Exchange Act).




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      Section 6.7 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with Nasdaq or the Toronto Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

      Section 6.8 Nasdaq and Toronto Stock Exchange Listings. Parent shall use reasonable best efforts to cause (a) the Parent Common Shares to be issued in the Merger to be approved, subject to customary conditions, for listing upon the Effective Time on Nasdaq and on the Toronto Stock Exchange, or on such other national securities exchange or Designated Offshore Securities Market as the Parent Common Shares are then listed and (b) the Parent Common Shares issued upon the exercise of converted Company Options or upon the exercise of the Company Warrant as converted pursuant to Section 2.5 hereof, if applicable, to be approved, subject to customary conditions, for listing on Nasdaq and the Toronto Stock Exchange or on such other national securities exchange or Designated Offshore Securities Market as the Parent Common Shares are then listed. Parent shall use reasonable best efforts to insure that there are no legal or regulatory restrictions or limitation on the ability to transfer or resell such Parent Common Shares in Canada or the United States, except for restrictions generally arising under applicable United States and Canadian Law.

      Section 6.9 Indemnification of Directors and Officers.

      (a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of the Company or any of its Subsidiaries and their respective estates, heirs and personal representatives (the "Indemnified Parties") to the fullest extent permitted by the DGCL and other applicable Law against any costs or expenses (including reasonable expenses of counsel) as incurred (provided such Indemnified Party provides an undertaking to the extent required by the DGCL to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in the performance of their duties on behalf of the Company or any such Subsidiary, as applicable or otherwise arising out of or pertaining to in whole or in part the fact that such person is or was a director or officer of the Company or any of its Subsidiaries.

      (b) For six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company's



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

current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such Person currently covered by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company's policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the amount set forth on Schedule 6.9(b); provided, further, Parent shall use reasonable best efforts to select a D&O insurance carrier which lists as an approved counsel the law firm (the "Designated Law Firm") with which the person identified on Schedule 6.9(b) (the "Designated Person") is then associated. In lieu of the foregoing, Parent may obtain, or request that the Company obtain, from such insurance carrier extended reporting period coverage under the Company's existing officers' and directors' insurance policies; provided, however, Parent shall not be required to pay more than the amount set forth on Schedule 6.9(b) in the aggregate for such extended reporting period coverage and provided, further, that such extended reporting period coverage is no less favorable to the Company's officers and directors than the foregoing coverage. If such coverage cannot be obtained for such amounts, Parent shall provide, in consultation with the Persons currently covered by the Company's directors' and officers' insurance, the maximum amount of coverage as may be obtained for such amounts.

      (c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation's Certificate of Incorporation and Bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof.

      (d) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party unless, and only to the extent that, Parent is materially prejudiced thereby. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel reasonably satisfactory to Parent (it being understood that such counsel must be included on the list of approved counsel maintained by Parent's or the Surviving Corporation's (or its successors') insurance carrier under the applicable D&O Insurance, that the Designated Law Firm and the Designated Person are each satisfactory to Parent and that if the Designated Law Firm is not on such list and the Designated Person is selected by the Indemnified Parties to represent them as co-counsel in accordance herewith, Parent shall pay the reasonable fees and expenses of the Designated Person and the Designated Law Firm incurred with respect to such representation in addition to fees and expenses of approved counsel), and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, except to the extent the Indemnified Parties are entitled to retain the Designated Law Firm and the Designated Person as co-counsel, Parent shall be obligated pursuant to this paragraph (d) to pay for only one firm of counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent, provided that Parent shall



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consent to any Covered Settlement. For purposes of this Section 6.9(d), a
"Covered Settlement" shall mean a settlement for monetary damages only which (i) is covered under the D&O Insurance and does not exceed the limits of the applicable D&O Insurance covering such claim, (ii) does not contain an admission of liability on behalf of Parent, the Surviving Corporation or their Affiliates or any other non-monetary conditions binding on Parent, the Surviving Corporation or their Affiliates, and (iii) has been consented to by the insurance carrier under such D&O Insurance (if such consent is required under the terms of such D&O Insurance).

      (e) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 6.9 are intended to be for the benefit of each Indemnified Party. The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the express written consent of such affected Indemnified Party.

      Section 6.10 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation
Section 1.368-2(g).

      Section 6.11 Affiliate Letters. The Company shall, promptly after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, deliver to Parent a list setting forth the names of all persons the Company expects to be, at the time of the Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use reasonable best efforts to cause each Person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.11 to execute a written agreement, promptly following the date hereof, in substantially the form of Exhibit 6.11 hereto.

      Section 6.12 Section 16 Matters. Prior to the Effective Time the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

      Section 6.13 Stock Award Matters.

      (a) The Company shall, and shall cause the administrator(s) of each of the Company Stock Option Plans to, take any and all actions necessary (under the applicable Company Stock Option Plan and otherwise) to cause the Company Options to be treated in accordance with Section 2.4 hereof, including if necessary amending the Company Stock Option Plans and, if necessary, obtaining the consent of the optionholders to such treatment.

      (b) Parent shall file one or more registration statements on Form S-8 (or any other successor or other appropriate form) within five (5) Business Days after the Closing Date, and, if required, one or more registration statements on Form S-3 (or any other successor or other appropriate form) within twenty (20) days after the Closing Date, in each case with respect to the Parent Common Shares subject to options issued pursuant to Section 2.4 and shall maintain the



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effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      Section 6.14 Company ESPP. The Company shall take all actions necessary to provide that, following the date hereof, no additional shares of Company Common Stock shall be issued under the Company's 1997 Employee Stock Purchase Plan (the "Company ESPP") and all accumulated payroll deferrals shall be distributed to participants under the Company ESPP as soon as practicable following the date hereof.

      Section 6.15 Board of Directors of Parent; Vice Chairman. Effective as of the Effective Time, the size of the Board of Directors of Parent shall be increased from eight (8) to ten (10) members by the appointment of two additional directors of Parent in accordance with this Section 6.15. David R. Bethune shall be appointed as an additional director of Parent effective at the Effective Time. An individual selected by the Board of Directors of the Company from among its members, who shall be reasonably acceptable to the Board of Directors of Parent, consistent with the policies of its Corporate Governance and Nominating Committee, shall be appointed as an additional director of Parent effective at the Effective Time. If David R. Bethune resigns his seat on the Board of Directors of Parent within four months following the Effective Time, the vacancy resulting from his resignation shall be filled promptly by an individual identified prior to the Effective Time who shall have been selected by the Board of Directors of the Company from among its members and who shall be reasonably acceptable to the Board of Directors of Parent consistent with the policies of its Corporate Governance and Nominating Committee as notified by Parent to the Company prior to the Effective Time. David R. Bethune shall be appointed Vice Chairman of the Board of Directors of Parent for a term of three months commencing at the Effective Time. Parent's chief executive officer, in consultation with such Vice Chairman of the Board of Directors of Parent, shall be directly responsible for the oversight and direction of the integration of the businesses of the Company and Parent including with respect to the orderly transition of the Company.

      Section 6.16 Benefit Matters.

      (a) For a period of not less than twelve (12) months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the "Continuing Employees") shall receive health insurance coverage, a 401(k) plan (including matching contributions) and employee benefits generally that, in each case, are in the aggregate substantially comparable to the employee benefits provided under the Company's employee benefit plans to such employees immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangement; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific


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plans or to continue the employment of any specific Person or, from modifying the terms or carriers of any specific plans.

      (b) With respect to any employee benefit plan maintained by Parent or Surviving Corporation on or after the Effective Time and in which the Continuing Employees are otherwise eligible to enroll, Parent will, or will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements otherwise applicable to Continuing Employees, and (ii) provide each Continuing Employee with credit for any co-payments or deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plan or Included Benefit that constitutes a welfare benefit under Section 3(1) of ERISA.

      (c) On and after the Effective Time, Parent shall, or shall cause the Surviving Company to, recognize the service of each Continuing Employee with the Company or its Subsidiaries for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan in which the Continuing Employee is eligible to participate, but not for purposes of benefit accrual under any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

      (d) Prior to the Effective Time, the Company shall take all actions necessary to amend the Company 401(k) Savings and Retirement Plan (the "401(k) Plan") to provide that, on and after the Effective Time, no additional investments shall be permitted under the Company stock fund under the 401(k) Plan (other than amounts invested in such fund as of the Effective Time).

      (e) (i) Unless and to the extent otherwise instructed by the Company prior to the Closing Date, Parent shall take all actions necessary to, immediately following the Effective Time, offer each holder of an Eligible Assumed Option (as defined below) an amendment at such holder's election to provide that each Eligible Assumed Option shall be exercisable until the earlier of (A) the expiration of its term or (B) in the case of an Eligible Assumed Option held by a non-employee director of the Company, twelve (12) months following the date of the termination of such holder's directorship at Parent, the Company or any of Parent's Affiliates, and in the case any other Eligible Assumed Option, twelve
(12) months following the date of termination by Parent or any of its Affiliates of the employment or consultancy of the holder of such Eligible Assumed Option in the event of such termination of employment or consultancy without "Cause" (as defined below) within the twelve (12) month period immediately following the Effective Time.

            (ii) For purposes of this Section 6.16(e), "Cause" shall mean (A) if the employee or consultant materially violates any term of his/her employment or consultancy or any policies of Parent or any of its Affiliates and such violation is not substantially remedied within 30 days of written notice from Parent to such employee or consultant; (B) willful misfeasance, gross negligence or nonfeasance of duty by such employee or consultant that is reasonably likely to be detrimental or damaging or that has the effect of injuring or damaging the reputation, business or business relationships of Parent or any of its Affiliates or any of their respective officers, directors or employees; (C) any arrest, indictment


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(defined as any proceeding in which "probable cause" is found), conviction (or the civil equivalent) of such employee or consultant or a plea of guilty or nolo contendere by such employee or consultant to a charge based on a federal or state felony or serious criminal or civil offense (even if the crime is classified under the applicable law as a "misdemeanor"), including, but not limited to (x) crimes or civil offenses involving theft, embezzlement, fraud, dishonesty or moral turpitude; (y) crimes or civil offenses based on banking or securities laws (including the Sarbanes-Oxley Act); and (z) civil enforcement actions brought by federal or state regulatory agencies (including the SEC); or
(D) willful or prolonged and unapproved absence from work by the employee or consultant or failure, neglect or refusal by the employee or consultant to perform his/her duties and responsibilities as determined by the chief executive officer of Parent in his sole discretion.

            (iii) For purposes of this Section 6.16(e), "Eligible Assumed Option" shall mean a Company Option that (A) is assumed and becomes exercisable for Parent Common Shares pursuant to Section 2.4(a) and (B) is not intended to qualify as an incentive stock option within the meaning of Code Section 422 immediately after the Effective Time. For the avoidance of doubt, Eligible Assumed Options shall include the portion of those Company Options that do not qualify as incentive stock options within the meaning of Code Section 422 immediately after the Effective Time notwithstanding whether the option or grant agreements evidencing such Company Options express an intention to qualify as incentive stock options.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

      (a) Company Stockholder Approval; Parent Shareholder Approval. The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

      (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or prohibition or order issued by any court of competent jurisdiction or any other Law (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order, injunction, judgment or other prohibition vacated or terminated. There shall not be any statute, rule, regulation or order enacted by any U.S. or Canadian Governmental Entity which makes the consummation of the Merger illegal. There shall not be pending by any Governmental Entity any suit, action or proceeding seeking to prohibit the consummation of the Merger or seeking to place material limitations on the ownership of shares of capital stock of the surviving corporation in the Merger or the Second Step Merger.




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

      (d) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and be continuing.

      (e) Nasdaq and TSX Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on Nasdaq and the Toronto Stock Exchange, subject to customary conditions (not involving hold periods or restrictions or limitations on the ability to transfer such Parent Common Shares in Canada or the United States, except for restrictions or limitations generally arising under applicable United States or Canadian Laws) and official notice of issuance.

      (f) Consents and Approvals. Other than filing the Certificate of Merger and filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Material Adverse Effect on Parent (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

      (g) Governmental Entities. There shall not be pending by any Governmental Entity any suit, action or proceeding (i) seeking to prohibit or materially limit the ownership or operation by Parent or the Surviving Corporation of the business or a material portion of the assets of the Company and its Subsidiaries, taken as a whole, or to compel Parent or the Surviving Corporation to divest any material portion of the business of the Company and its Subsidiaries, taken as a whole, as a result of the Merger, or (ii) seeking to prohibit Parent or the Surviving Corporation from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries taken as a whole.

      (h) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) or (ii) of paragraph (g) of this Section 7.1 shall be in effect.

      Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representation and warranty to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (c) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated as of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Section 367(a)(1) of the Code will not apply to a stockholder's surrender of Company Common Stock or Series A Convertible Preferred Stock pursuant to the Transaction (except in the case of a Company stockholder who is or will be a "five-percent transferee shareholder," within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8). In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.2(c) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Shareholder Approval referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

      Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representation and warranty to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

      (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

      (c) Company Tax Opinion. The Company shall have received the opinion of Morrison & Foerster LLP, dated as of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Transaction will be treated



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

for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, and Section 367(a)(1) of the Code will not apply to a stockholder's surrender of Company Common Stock or Series A Convertible Preferred Stock pursuant to the Transaction (except in the case of a Company stockholder who is or will be a "five-percent transferee shareholder," within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8). In rendering such opinion, Morrison & Foerster LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Shareholder Approval referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

      Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the shareholders of Parent:

      (a) by mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

      (b) by written notice of either the Company or Parent, if the Merger shall not have been consummated prior to December 15, 2004 (the "Outside Date"); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that in the event the failure of the Merger to be consummated by such date is caused by a pending investigation or review by a Governmental Entity, either Parent or the Company (unless such extending party or such extending party's failure to fulfill any obligation under this Agreement has been the cause of, or results in, the existence or continuance of the pending investigation or review) may extend the Outside Date to February 15, 2005;

      (c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.5);

      (d) by written notice of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or shall have adopted resolutions to withdraw or adversely modify, the Company Recommendation; or (ii) the Board of Directors of the Company shall have approved or recommended, or shall have adopted resolutions to approve or recommend, to the stockholders of the Company, an Acquisition Proposal other than that contemplated by this Agreement;

      (e) by written notice of the Company, if the Board of Directors of Parent shall have withdrawn or adversely modified, or shall have adopted resolutions to withdraw or adversely modify, the Parent Recommendation;

      (f) by written notice of Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.2(a) or 7.2(b) and (ii) cannot be cured prior to the Outside Date, provided that Parent shall have given the Company written notice, delivered at least twenty days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

      (g) by written notice of the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.3(a) or 7.3(b) and (ii) cannot be cured prior to the Outside Date, provided that the Company shall have given Parent written notice, delivered at least twenty days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

      (h) by written notice of either Parent or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt and approve this Agreement is taken, or (ii) the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to approve the Share Issuance is taken.

      Section 8.2 Effect of Termination.

      (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to Sections 6.3(c) and 8.2 and Article 9 and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

      (b) Termination Expenses.

            (i) If this Agreement is terminated pursuant to Section 8.1(f) or under circumstances in which a Termination Fee is due pursuant to Section 8.2(c), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses for which Parent has not theretofore been reimbursed by the Company up to an amount equal to (together with all such theretofore reimbursed amounts) $2 million. If this Agreement is terminated pursuant to Section 8.1(g), then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses for which the Company has not theretofore been reimbursed by Parent up to an amount equal to (together with all such theretofore reimbursed amounts) $2 million. Payment of Expenses pursuant to the foregoing sentences of this Section 8.2(b) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment


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

and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

            (ii) If, following a Change of Recommendation in accordance with
Section 6.4(e) which the Company shall have publicly announced, the Company shall have requested in writing that Parent terminate this Agreement pursuant to
Section 8.1(d), and Parent shall not have so terminated this Agreement within seven days following such request, Parent shall pay to the Company an amount equal to $2 million within two Business Days after the expiration of such period.

      (c) Termination Fee.

            (i) In the event that this Agreement is terminated pursuant to
Section 8.1(d), then the Company shall pay to Parent, within two Business Days following written notice of such termination, a termination fee of $25 million (the "Termination Fee").

            (ii) In the event that the Board of Directors of the Company shall have withdrawn or adversely modified the Company Recommendation prior to the Company Stockholders' Meeting and this Agreement is terminated pursuant to
Section 8.1(h)(i), then the Company shall pay to Parent, within two Business Days following written notice of such termination, the Termination Fee.

            (iii) In the event that (A) (i) the Company fails to hold the Company Stockholders' Meeting on or prior to the fifth (5th) Business Day prior to the Outside Date, and (x) at such time there are no restrictions under applicable Law, imposed by a Governmental Entity or arising from any act or omission of Parent that prohibit or materially impede or delay the Company from holding the Company Stockholders' Meeting by the fifth (5th) Business Day prior to the Outside Date and (y) there were no such restrictions effective prior to such time that prevented or materially impeded or delayed the Company from calling or holding the Company Stockholders' Meeting by the fifth (5th) Business Day prior to the Outside Date, and (z) Parent has duly called the Parent Shareholders' Meeting to be held on or prior to the fifth (5th) Business Day prior to the Outside Date and this Agreement is terminated pursuant to Section 8.1(b), (ii) this Agreement is terminated pursuant to Section 8.1(f) as a result of a breach by the Company of any covenant or agreement in this Agreement or
(iii) this Agreement is terminated pursuant to Section 8.1(h)(i), and in the case of each of the foregoing clauses (i), (ii) and (iii), at any time after the date of this Agreement and before such termination pursuant to Section 8.1(b) or
(f) or, in the case of termination under Section 8.1(h)(i), the vote on this Agreement at the Company Stockholders' Meeting (or any adjournment or postponement thereof), as the case may be, an Acquisition Proposal with respect to the Company shall have been publicly announced and (B) an Acquisition Proposal with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve months following the termination of this Agreement, then the Company shall pay the Termination Fee to Parent within two Business Days after the earlier of the consummation of such Acquisition Proposal or execution of a definitive agreement with respect to such Acquisition Proposal.




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

      (d) Termination Payments. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if Parent or the Company fails promptly to pay any amount due pursuant to this
Section 8.2 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger or the Share Issuance by the stockholders of the Company or the shareholders of Parent, as the case may be, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of Nasdaq or the Toronto Stock Exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or the shareholders of Parent, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of Nasdaq or the Toronto Stock Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 8.5 Fees and Expenses. Subject to Sections 6.1(d), 8.2(a) and 8.2(b), all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

      Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this


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

Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on the next Business Day if transmitted by national overnight courier, in each case as follows:

      (a) If to Parent or Merger Sub, addressed to it at:

          QLT Inc.
          887 Great Northern Way
          Vancouver, British Columbia
          Canada
          V5T 4T5
          Fax: (604) 707-7369
          Attn:  President and Chief Executive Officer

          with a copy to:

          Latham & Watkins LLP
          135 Commonwealth Drive
          Menlo Park, California 94025
          Fax: (650) 463-2600
          Attention:  Ora T. Fisher

          and a copy to:

          Farris, Vaughan, Wills & Murphy
          2500-700 W. Georgia St.
          Vancouver, British Columbia
          V7X 1B3
          Fax: (604) 661-9349
          Attention:  R. Hector MacKay-Dunn, QC

      (b) If to the Company, addressed to it at:

          Atrix Laboratories, Inc.
          2579 Midpoint Drive
          Fort Collins, CO
          Fax: (970) 482-5978
          Attn:  Chairman of the Board and Chief Executive Officer

          with a copy to:



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


          Morrison & Foerster LLP
          5200 Republic Plaza
          370 Seventeenth Street
          Denver, Colorado 80202-5638
          Fax:  (303) 592-1510
          Attention: Warren L. Troupe

      Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

      (a) "Acquisition Proposal" means any offer or proposal made by a Person other than Parent or Merger Sub concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 85% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, exclusive license or other disposition directly or indirectly of assets of the Company or the Company's Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company's Subsidiaries, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company representing 15% or more of the voting power of the Company or (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of the Company.

      (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

      (c) "ANDA" means abbreviated new drug application.

      (d) "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

      (e) "BLA" means biologics license application.

      (f) "Blue Sky Laws" means state securities or "blue sky" Laws.

      (g) "Business Day" means any day on which banks are not required or authorized to close in the City of New York or the Province of British Columbia.

      (h) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      (i) "Company Option" means any option to purchase Company Common Stock.

      (j) "Company Stock-Based Award" means any stock appreciation right, "phantom" stock right, performance unit, right to receive shares of Company Common Stock on


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a deferred basis or other right (other than Company Preferred Stock, Company
Options and the Warrant) that are linked to the value of Company Common Stock.

      (k) "Company Stock Option Plans" means the Company's Amended and Restated Performance Stock Option Plan, as amended, Non-Qualified Stock Option Plan, as amended, 2000 Stock Incentive Plan, 1999 Non-Employee Director Stock Incentive Plan and 1997 Employee Stock Purchase Plan and in each case, the addendums thereto, or any other plan, agreement or arrangement pursuant to which Company Options have been issued as of the Effective Time.

      (l) "Contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, binding purchase and sales orders and other executory commitments to which either party is a party or to which any of the assets of either party are subject, whether oral or written, express or implied.

      (m) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

      (n) "delivered" or "made available" (or words of similar import) shall include all documents and materials made available in the Company's data room in Denver, Colorado or Parent's data room in Vancouver, British Columbia, as the case may be.

      (o) "Designated Offshore Securities Market" has the meaning ascribed to such term in Rule 902(b) under the Securities Act.

      (p) "Designated Territory" means the United States, Canada, the European Union and Japan.

      (q) "Environmental Laws" means any Law relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

      (r) "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      (s) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      (t) "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.



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      (u) "Expenses" includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Joint Proxy/Prospectus, as applicable, and the solicitation of shareholder or stockholder approvals and all other matters related to the transactions contemplated hereto.

      (v) "Filed Company SEC Filings" means the Company SEC Filings filed by the Company and publicly available prior to the date of this Agreement.

      (w) "Filed Parent SEC Filings" means the Parent SEC Filings filed by Parent with the SEC and publicly available prior to the date of this Agreement.

      (x) "group" is defined as in the Exchange Act, except where the context otherwise requires.

      (y) "Hazardous Materials" means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      (z) "Intellectual Property" means intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, web site content, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

      (aa) "Knowledge" of (i) the Company means the actual knowledge of the persons listed in respect of the Company in Section 9.3(aa) of the Company Disclosure Schedule, and (ii) Parent means the actual knowledge of persons listed in respect of Parent in such same Section 9.3(aa), in each case after such investigation as would be performed by a reasonable individual in the ordinary course of his or her duties.

      (bb) "Law" means any federal, state, local, municipal, foreign (including Canadian, federal and provincial), international, multinational or other administrative order, constitution, law, ordinance, rule, guidance, principle of common law, regulation, statute or treaty, including (i) all federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. Section1320a-7(b)), the federal Stark Law (42 U.S.C. Section1395nn and Section1395(q)), the civil False Claims Act (31 U.S.C. Section 3729 et seq.), and the regulations promulgated pursuant to such statutes; (ii) the federal Food Drug and Cosmetic Act; (iii) Medicare; (iv) Medicaid; and (v) quality, safety, pricing and accreditation standards and requirements of all


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applicable state Laws or regulatory bodies (collectively, items (i) through (v)
are referred to herein as "Health Care Laws").

      (cc) "Material Adverse Effect", as used with respect to the Company or Parent, as the case may be, means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, financial condition, assets, liabilities (contingent or otherwise) or results of operations of such entity and its Subsidiaries, in each case taken as a whole, or (ii) would reasonably be expected to prevent or materially impede or delay the consummation by such entity of the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A)(1) in Canadian, United States or global financial or securities markets or the Canadian, United States or global economy in general, including any fluctuation, in and of itself, in the price of Parent Common Shares or shares of Company Common Stock, as the case may be (it being understood that the facts or occurrences giving rise or contributing to such fluctuation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (2) in the biopharmaceutical industry in general, or (3) in Laws of general applicability (or interpretations thereof by Governmental Entities), in each case to the extent that the effects thereof do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; (B) relating to the execution or public announcement of this Agreement and the transactions contemplated hereby, or any actions or omissions taken as required in this Agreement; (C) arising from changes in GAAP or regulatory accounting requirements; and (D) resulting from actions, recommendations or decisions of the FDA with respect to NDAs, BLAs, ANDAs or sNDAs of the Company, Parent or any of their respective actual or potential competitors.

      (dd) "Nasdaq" means the Nasdaq Stock Market.

      (ee) "NDA" means new drug application.

      (ff) "Parent Option" means any option to purchase Parent Common Shares.

      (gg) "Parent Share-Based Award" means any stock appreciation rights, "phantom" stock rights, performance units, rights to receive Parent Common Shares on a deferred basis or other rights (other than Parent Preferred Shares and the Parent Options) that are linked to the value of Parent Common Shares.

      (hh) "Parent Stock Option Plan" Parent's 1998 Incentive Stock Option Plan and 2000 Incentive Stock Option Plan.

      (ii) "Permitted Lien" means (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith;
(ii) pledges or deposits made in the ordinary course of business consistent with past practice; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of


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

business consistent with past practice that are not yet due and payable or are being contested in good faith; (iv) Liens incurred in connection with capital leases and purchase money financings solely with respect to properties so financed; and (v) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

      (jj) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

      (kk) "Share Issuance" means the issuance of Parent Common Shares pursuant to Section 2.1(a).

      (ll) "sNDA" means supplemental new drug application.

      (mm) "Subsidiary" or "Subsidiaries" of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

      (nn) "Superior Proposal" means any bona fide offer or proposal (on its most recently amended or modified terms, if amended or modified (each such amendment or modification being deemed a new Superior Proposal)) made by a Person other than Parent or Merger Sub that concerns any merger, consolidation, tender offer, exchange offer, asset acquisition (including by exclusive license), stock or other securities issuance, business combination or similar transaction involving the Company or any Subsidiary of the Company that if consummated would result in a third party (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) than the Merger and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      (oo) "Taxes" means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or taxing authority (domestic or foreign).




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

      (pp) "Tax Returns" means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

      (qq) "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

      Section 9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

     "2000 Certificate of Designations"                           Section 5.1(a)
     "401(k) Plan"                                               Section 6.16(d)
     "Aggregate Appraisal Value"                                  Section 2.1(f)
     "Aggregate Cash Amount"                                      Section 2.1(f)
     "Aggregate Company Share Number"                             Section 2.1(f)
     "Aggregate Parent Share Number"                              Section 2.1(f)
     "Aggregate Parent Share Value"                               Section 2.1(f)
     "Agreement"                                                        Preamble
     "Appraisal Shares"                                           Section 2.1(e)
     "Biologic"                                                  Section 3.17(a)
     "Canadian Filings"                                           Section 4.5(a)
     "Cause"                                                 Section 6.16(e)(ii)
     "Certificate of Merger"                                         Section 1.2
     "Certificate"                                           Section 2.1(a)(iii)
     "Change of Recommendation"                                   Section 6.4(e)
     "Closing"                                                       Section 1.2
     "Closing Date"                                                  Section 1.2
     "Closing Parent Share Price"                                 Section 2.1(f)
     "Closing Transaction Value"                                  Section 2.1(f)
     "Code"                                                             Recitals
     "Common Cash Consideration"                               Section 2.1(a)(i)
     "Common Merger Consideration"                             Section 2.1(a)(i)
     "Common Share Consideration"                              Section 2.1(a)(i)
     "Company"                                                          Preamble
     "Company Benefit Agreements"                           Section 3.11(b)(iii)
     "Company Benefit Plan"                                      Section 3.10(a)
     "Company Bylaws"                                                Section 3.1
     "Company Certificate of Incorporation"                          Section 3.1
     "Company Common Stock"                                    Section 2.1(a)(i)
     "Company Disclosure Schedule"                                     Article 3
     "Company ESPP"                                                 Section 6.14
     "Company Form 10-K"                                          Section 3.5(c)
     "Company Material Contract"                                  Section 3.8(a)
     "Company Preferred Stock"                                    Section 3.3(a)
     "Company Products & Technology"                             Section 3.15(h)
     "Company Recommendation"                                     Section 6.2(c)



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     "Company Rights Plan"                                    Section 3.3(a)(iv)
     "Company Rights"                                         Section 3.3(a)(iv)
     "Company SEC Filings"                                        Section 3.5(a)
     "Company Stockholder Approval"                                 Section 3.20
     "Company Stockholders' Meeting"                              Section 6.2(a)
     "Confidentiality Agreement"                                  Section 6.3(c)
     "Continuing Employees"                                      Section 6.16(a)
     "Conversion Number"                                      Section 2.1(a)(ii)
     "Covered Settlement"                                         Section 6.9(d)
     "D&O Insurance"                                              Section 6.9(b)
     "Designated Law Firm"                                        Section 6.9(b)
     "Designated Person"                                          Section 6.9(b)
     "DGCL"                                                             Recitals
     "DOL"                                                       Section 3.10(a)
     "Drug"                                                      Section 3.17(a)
     "Effective Time"                                                Section 1.2
     "Eligible Assumed Option"                              Section 6.16(e)(iii)
     "Exchange Act"                                          Section 3.4(c)(iii)
     "Exchange Agent"                                             Section 2.2(a)
     "Exchange Fund"                                              Section 2.2(a)
     "Exchange Ratio"                                          Section 2.1(a)(i)
     "Excluded Common Shares"                                  Section 2.1(a)(i)
     "Excluded Preferred Shares"                              Section 2.1(a)(ii)
     "Excluded Shares"                                        Section 2.1(a)(ii)
     "FDA"                                                           Section 3.9
     "FDCA"                                                          Section 3.9
     "First Step Merger"                                                Recitals
     "Foreign Plan"                                              Section 3.10(g)
     "GAAP"                                                       Section 3.5(b)
     "Governmental Entity"                                        Section 3.4(c)
     "HSR Act"                                                 Section 3.4(c)(i)
     "Indemnified Parties"                                        Section 6.9(a)
     "Intellectual Property Rights"                              Section 3.15(a)
     "Internal Controls"                                         Section 3.18(b)
     "IRS"                                                       Section 3.10(a)
     "Joint Proxy/Prospectus"                                     Section 6.1(a)
     "Liens"                                                         Section 3.2
     "Medical Device"                                            Section 3.17(a)
     "Merger"                                                           Recitals
     "Merger Consideration"                                  Section 2.1(a)(iii)
     "Merger Sub"                                                       Preamble
     "Multiemployer Plan"                                        Section 3.10(d)
     "Option Exchange Ratio"                                      Section 2.4(a)
     "Outside Date"                                               Section 8.1(b)
     "Parent"                                                           Preamble
     "Parent Form 10-K"                                           Section 4.5(c)
     "Parent Articles"                                               Section 4.1



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            "Parent Closing Price"                                Section 2.2(e)
            "Parent Common Shares"                             Section 2.1(a)(i)
            "Parent Convertible Notes"                            Section 4.3(b)
            "Parent Disclosure Schedule"                               Article 4
            "Parent Material Contract"                            Section 4.8(a)
            "Parent Notice of Articles"                              Section 4.1
            "Parent Preferred Shares"                             Section 4.3(a)
            "Parent Product"                                     Section 4.12(c)
            "Parent Recommendation"                               Section 6.2(d)
            "Parent Rights"                                       Section 2.1(g)
            "Parent Rights Plan"                                  Section 2.1(g)
            "Parent SEC Filings"                                  Section 4.5(a)
            "Parent Shareholder Approval"                           Section 4.15
            "Parent Shareholders' Meeting"                        Section 6.2(b)
            "Parent Takeover"                                     Section 6.3(b)
            "Permits"                                                Section 3.9
            "Preferred Cash Consideration"                    Section 2.1(a)(ii)
            "Preferred Exchange Ratio"                        Section 2.1(a)(ii)
            "Preferred Merger Consideration"                  Section 2.1(a)(ii)
            "Preferred Share Consideration"                   Section 2.1(a)(ii)
            "Proxy Statement"                                     Section 6.1(a)
            "Registration Statement"                              Section 6.1(a)
            "Representatives"                                     Section 6.3(a)
            "Restraints"                                          Section 7.1(c)
            "Sarbanes-Oxley Act"                                 Section 3.18(a)
            "SEC"                                             Section 3.4(c)(ii)
            "Second Merger Sub"                                      Section 1.6
            "Second Step Merger"                                     Section 1.6
            "Securities Act"                                      Section 3.5(a)
            "Series A Convertible Preferred Stock"             Section 2.1(a)(i)
            "Series A Preferred Stock"                            Section 3.3(a)
            "Superior Proposal Notice"                            Section 6.4(c)
            "Surviving Corporation"                                  Section 1.1
            "Termination Fee"                                  Section 8.2(c)(i)
            "Transaction"                                               Recitals
            "Warrant"                                         Section 3.3(a)(iv)

      Section 9.5 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto




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unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person or Person are also to its permitted successors and assigns. All amounts expressed as "$" or "dollars" shall mean U.S. dollars.

      Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      Section 9.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

      Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any assignment contrary to the provisions of this Section 9.8 shall be void.

      Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 9.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      Section 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 9.12 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the


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provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware (other than to enforce the judgment of such court). EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      Section 9.13 Disclosure. Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, for which it is reasonably apparent that such matter is pertinent to a particular section of a party's Disclosure Schedule. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

      Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature page follows]





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

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               QLT INC.

                               By: /s/ Paul J. Hastings
                                  --------------------------------------------
                                  Name:  Paul J. Hastings
                                  Title: President and Chief Executive Officer


                               ASPEN ACQUISITION CORP.



                               By: /s/ Paul J. Hastings
                                  ---------------------------------------------
                                  Name:  Paul J. Hastings
                                  Title: President


                               ATRIX LABORATORIES, INC.



                               By: /s/ David R. Bethune
                                  ---------------------------------------------
                                  Name:   David R. Bethune
                                  Title:  Chairman of the Board and Chief
                                          Executive Officer




                 [SIGNATURE PAGE-AGREEMENT AND PLAN OF MERGER]